UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
               Pursuant to Section 12(b) or (g) of the Securities
                              Exchange Act of 1934


                              PAWNBROKER.COM, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                        33-0794473
------------------------------------        ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


85 Keystone, Suite F, Reno, Nevada                       89503
------------------------------------        ------------------------------------
(Address of principal executive offices)                (Zip Code)


                  Registrant's telephone number: (775) 332-5048

           Securities to be registered under Section 12(b) of the Act:


             NONE                                        None
------------------------------------        ------------------------------------
Title of each class to be so registered      Name of each exchange on which each
                                                  class is to be registered


           Securities to be registered under Section 12(g) of the Act:


                   Common Shares, Par Value $0.00001 Per Share
--------------------------------------------------------------------------------
                                (Title of Class)


                                 Not Applicable
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS


NOTE REGARDING FORWARD LOOKING STATEMENTS........................................................................1

Item 1. Description of Business..................................................................................2

Item 2. Financial Information...................................................................................34

Item 3. Properties..............................................................................................40

Item 4. Security Ownership of Certain Beneficial Owners and Management..........................................40

Item 5. Directors, Executive Officers, Promoters and Control Persons............................................41

Item 6. Executive Compensation..................................................................................43

Item 7. Certain Relationships and Related Transactions..........................................................45

Item 8. Legal Proceedings.......................................................................................45

Item 10.  Recent Sales of Unregistered Securities...............................................................46

Item 11. Descriptions of Registrant's Securities to be Registered...............................................48

Item 13.  Financial Statements and Supplementary Data...........................................................48

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...................48

Item 15.  Financial Statements and Exhibits.....................................................................48


NOTE REGARDING FORWARD LOOKING STATEMENTS

     Except for statements of historical fact, certain information contained herein constitutes "forward-looking statements," including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, as well as all projections of future results. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the Registrant to be materially different from any future results or achievements of the Registrant expressed or implied by such forward-looking statements. Such factors include, but are not limited to the following: the Registrant's limited operating history; history of losses; risks involving new product development; competition; management of growth and integration; risks of technological change; the Registrant's dependence on key personnel, marketing relationships with pawnshops and third party suppliers; the Registrant's ability to protect its intellectual property rights; government regulation of Internet commerce and the pawn industry; economic and political factors; dependence on continued growth in use of the Internet; risk of technological change; capacity and systems disruptions; liability for Internet content; uncertainty regarding infringing intellectual property rights of others; security risks; year 2000 compliance risks and the other risks and uncertainties described under "Description of Business - Risk Factors" in this registration statement. Certain of the forward looking statements contained in this registration statement are identified with cross-references to this section and/or to specific risks identified under "Description of Business - Risk Factors".

Item 1. Description of Business.

Introduction

We, Pawnbroker.com, Inc. were incorporated in the State of Delaware on February 13, 1998 as "Digital Sign Corporation" with an authorized share capital of 70,000,000 shares consisting of 50,000,000 shares of common stock, with a par value of $0.00001 per share, and 20,000,000 shares of preferred shares, with a par value of $0.00001 per share.

We were initially organized to acquire the issued and outstanding shares of Digital Sign, Inc., a California corporation, and to engage in the business of development and sales of scrolling outdoor digital display signs for commercial businesses. On February 14, 1998, we issued 100,000 shares at par value for all of the issued and outstanding shares of Digital Signs, Inc., which had no assets or liabilities, to Edward F. Meyers III, our then President. We were unable to obtain sufficient financing to implement our business plan, and we were inactive until April 1999.

On April 6, 1999, we acquired all of the issued and outstanding shares of common stock of Eriko Internet Inc., a Washington corporation engaged in the business of developing Internet technologies, pursuant to a statutory share exchange under the laws of the state of Washington. Pursuant to an Agreement and Plan of Share Exchange, we issued four (4) shares of our common stock for each one share of common stock of Eriko Internet Inc. We issued 8,500,000 (post-consolidation) shares of our common stock to the shareholders of Eriko Internet Inc. in exchange for their shares. The value of the shares was based on a valuation of the net book value of assets acquired of Digital Sign Corporation in the amount of $3,007. See "Recent Sale of Unregistered Securities." On May 19, 1999, a participating Eriko shareholder contributed 250,000 (post-consolidation)
exchange shares to the corporation for the consideration paid by such shareholder for the Eriko Internet Inc. shares ($250).

On May 14, 1999, we entered into an agreement and plan of reorganization with Pawnbroker.com, Inc., a Nevada corporation ("Pawnbroker (Nevada)"), and Joseph Schlader, Cheryl Schlader and William Galine (collectively, the "Pawnbroker Shareholders"), as amended by an addendum effective June 11, 1999 (the "Share Exchange Agreement"). Under the terms of the Share Exchange Agreement, we acquired all of the issued and outstanding shares of Pawnbroker (Nevada), effective on June 14, 1999.

On June 10, 1999, we amended our Articles of Incorporation to (i) change our name to "Pawnbroker.com, Inc." and (ii) to effect a consolidation of our issued and outstanding share capital on a one share for four shares basis. Prior to the share consolidation, we had 37,499,000 shares of issued and outstanding shares of common stock, with a par value of $0.00001, and after giving effect to the share consolidation, such shares were automatically reclassified and changed into 9,374,750 fully-paid and non-assessable shares of common stock, with a par value of $0.00001, without increasing or decreasing the amount of our stated capital or paid in surplus.

On June 23, 1999, we completed a private placement of 1,300,000 units at $2.31 per unit to persons outside the United States pursuant to Regulation S of the Securities Act, for proceeds to us of $3,003,000. Each unit consisted of one share of common stock and one-half of a non-transferable share purchase warrant, each whole share purchase warrant is exercisable to acquire one additional share of our common stock at a price of $2.31 per share until June 23, 2000, and thereafter at a price of $2.90 per share until June 22, 2001. See "Recent Sales of Unregistered Securities." As of August 23, 1999, the 650,000 share purchase warrants outstanding have not been exercised.

Our common stock is currently quoted on the National Association of Securities Dealers' over-the-counter bulletin board (the "OTCBB") and trades under the symbol "PBRR". However, we will lose our eligibility for quotation on November 1, 1999, unless this registration statement is declared effective without outstanding comments from the staff of the Securities and Exchange Commission ("SEC") and we are current in our reporting obligations under the Securities and Exchange Act of 1934, as amended.

We are a development-stage electronic-commerce company. Upon commencement of our operations, we intend to provide retail customers with the ability to search for and acquire, via the Internet, merchandise in inventories of pawnshops.

Our corporate organization structure is as follows:


                                             Pawnbroker.com, Inc.

                                             Organizational Chart

                                    --------------------------------------
                                             Pawnbroker.com, Inc.
                                            a Delaware corporation
                                    --------------------------------------

-------------------------------------    --------------------------------------     ----------------------------------
        Eriko Internet Inc.                      Pawnbroker.com, Inc.                      Digital Signs, Inc.
      a Washington corporation                   a Nevada corporation                   a California corporation
-------------------------------------    --------------------------------------     ----------------------------------

                                                 www.pawnbroker.com -
          Inactive                                Internet Marketing                            Inactive



We have not been subject to any bankruptcy, receivership or other similar proceeding.

History of the Registrant

We are a Delaware corporation organized on February 13, 1998, to acquire Digital Sign, Inc., a California corporation, and to engage in the business of development and sales of scrolling outdoor digital display signs for commercial businesses. We were unable to obtain sufficient financing to implement our business plan, and we were inactive until April 1999.

In April 1999, we acquired Eriko Internet Inc., a Washington corporation engaged in the business of developing Internet technologies, to pursue the development of an Internet related business.

In June 1999, we acquired Pawnbroker (Nevada), a company in the process of designing, building and operating an Internet based electronic-commerce web site to provide retail customers with the ability to search for and acquire, via the Internet, merchandise in inventories of pawnshops throughout North America.

We are currently in the process of developing technologies related to our business and intend to launch our web site at www.pawnbroker.com in the fourth quarter of 1999. We cannot assure you that we will successfully complete the development of the technology required to launch our Pawnbroker.com web site as planned or that we will be capable of generating any revenues or earning any profits from our operations.

Our Acquisition of Pawnbroker (Nevada)

Share Exchange Agreement

On June 14, 1999, we acquired all of the issued and outstanding share capital of Pawnbroker (Nevada) pursuant to the Share Exchange Agreement by and among us, the Pawnbroker Shareholders and Pawnbroker (Nevada). Pawnbroker (Nevada) became our wholly-owned subsidiary. Under the terms of the Share Exchange Agreement:

(a) We consolidated our share capital on a one share for four share basis, whereby our then outstanding capital of 37,499,000 shares of common stock, was consolidated into 9,374,750 shares of common stock.

(b) We issued 6,240,000 post-consolidation shares of our common stock (the "Exchange Shares") to the Pawnbroker Shareholders for all of the issued and outstanding shares of common stock of Pawnbroker (Nevada).

(c) We completed a private placement of 1,300,000 units at $2.31 per unit for proceeds to us of $3,003,000. Each unit consisted of one share of common stock and one-half of one non-transferable share purchase warrant, each whole share purchase warrant is exercisable to acquire one additional share of our common stock at a price of $2.31 per share until June 23, 2000, and thereafter at a price of $2.90 per share until June 22, 2001. See "Recent Sales of Unregistered Securities."

(d) We filed this Form 10 registration statement with the SEC to register our common stock under the Exchange Act of 1934, as amended.

(e) We appointed Joseph Schlader and William Galine as directors and officers of our corporation.

(f) We acquired the business plan and technology developed by Pawnbroker.com (Nevada), and commenced in the development of technology, software and systems to launch our Pawnbroker.com web site.

Our acquisition of Pawnbroker.com (Nevada) was at arm's length, and we believe were reasonable and consistent with our business objectives.

Business of the Registrant

General Overview

We are a development-stage electronic-commerce company. Upon the launch of our web site, currently anticipated to be in the fourth quarter of 1999, we intend to provide online customers a fundamentally new method to search for and buy, via our Pawnbroker.com web site, merchandise from the inventories of participating pawnshops. Our web site is located at www.pawnbroker.com.

We intend to enter into agreements with existing "brick-and-mortar" pawnshops (pawnshops with existing physical locations) under which each participating pawnshop will agree to make certain items or all of their inventory available for purchase through Pawnbroker.com at prices established by the pawnshop or on a "make an offer" basis. We believe that our Pawnbroker.com web site services will be particularly attractive to small independent pawnshops and small pawnshop chains. Such pawnshops are generally limited in their ability to sell their merchandise by the scope of their geographic market.

We intend to  generate  revenues  by  initially  charging a  transaction  fee on successfully completed transactions. We are currently in the process of structuring our transaction fee structure. We intend to attract buyers by offering consumers an opportunity to locate and acquire merchandise from an inventory that is anticipated to be larger than any single pawnshop or pawnshop chain. We believe our systems will provide our visitors with an automated, easy-to-use search and retrieval system that will make purchasing merchandise on our Pawnbroker.com web site popular. We plan to make the shopping experience fun for the visitor through featuring unique visual displays and interactive techniques that are designed to permit a visitor to view pictures of and make offers on a wide range of merchandise. We also intend to create buyer confidence by offering a unique 10-day Pawnbroker.com Satisfaction Program that is intended to reduce the risk and the uncertainty of purchasing merchandise from independent pawnshops. In addition, we believe that most pawnshops operate systems that will be compatible with our Pawnbroker.com Internet solution software. We anticipate that the hardware to operate our Pawnbroker.com Internet solution software will be available at a cost of less than $2,000. See "Systems Requirements."

We believe that our Pawnbroker.com web site will be attractive to consumers of merchandise typically offered at pawnshops, such as jewelry, consumer electronics, tools, collectibles, coins, cameras and musical instruments. We do not intend to post firearms, adult materials or other potentially illegal merchandise for sale on our web site. Our web site is designed to facilitate seamless, secure transactions, unlike other existing systems that require buyers to visit other web sites or contact other pawnshops to complete a secure transaction. It is our intention to position Pawnbroker.com as the premier business-to-consumer online distribution channel for previously-owned merchandise, where the online consumer can purchase quality goods at very reasonable prices. In addition, we intend to use innovative post-sale marketing techniques and advanced personalization technology to increase repeat purchases and foster loyalty to our service.

We believe that increasing site traffic through our marketing efforts and establishing a high buy-to-browse ratio will be critical to our success. We intend to charge a transaction fee for each successful transaction on Pawnbroker.com, and initially, our revenues will depend on commissions from successful transactions. We believe that when site traffic reaches a critical mass (the point were a substantial number of visitors visit our site regularly), we may receive additional revenues by selling banner ads and membership subscriptions. Our short-term goals include bringing a number of pawnbrokers in North America into our program.

In  the  future,  we  plan  to  generate   additional  revenue  by  licensing  a
point-of-sale & inventory management applications that allow participating pawnshops to seamlessly post items in their inventory database for sale on our web site and to manage their in-store and on-line inventory in an effective, efficient manner. Our ability to fully implement our business strategy will depend on our ability to raise future financing. Factors that will affect our ability to raise such financing may include, among other things, the market acceptance of our Pawnbroker.com web site, traffic on our web site, our ability to penetrate the on-line pawnbroker market and obtain participating member pawnshops, and the revenues generated from our operations.

Industry Background

The Internet is an increasingly significant global interactive medium for communications, content and commerce. Growth in Internet usage has been fueled by a number of factors, including (i) the large and growing base of personal computers in the workplace and home, (ii) advances in the performance of personal computers and modems, (iii) improvements in network systems and infrastructure, (iv) readily available and lower cost access to the Internet,
(v) increased awareness of the Internet among businesses and consumers, (vi) increased volume of information and services offered on the Web and (vii) reduced security risks in conducting transactions online. We believe that the growing adoption of the Internet represents an enormous opportunity for businesses to conduct commerce electronically without borders over the Internet.

The Pawnshop Industry

The pawnshop industry in the United States is a growing industry, with the highest concentration being in the Southeast and Southwest. The operation of pawnshops is governed primarily by state and local laws. We believe that the majority of pawnshops are owned by individuals operating one to three locations. The pawnshop industry is fragmented and comprised primarily of several thousand independent "mom and pop" pawnshops operating less than three stores. In recent years, several operators have begun to develop multi-unit chains through acquisitions and new store openings. The four largest publicly traded pawnshop companies are EZCorp, Inc., First Cash, Inc., U S Pawn Inc. and Cash America, collectively operating approximately 1000 stores in the United States.

Each of the publicly traded pawnshop companies have, or are in the process of, offering merchandise on the Internet through company-owned web sites. In addition, there are several independent "mom and pop" pawnshops that are offering merchandise on the Internet through their own web sites. We also believe that pawnshops may be offering merchandise on auction-type web sites such as eBay, Onsale, Bidz, First Auction, Surplus Auction and uBid. Several pawnshops advertise on web sites that post links to pawnshop web sites, such as Pawn Shop Links, and classified ad web sites. We do not believe there is currently a web site that compiles the inventory of participating pawnshops into a single searchable database and that offers the transaction clearing and inventory management capabilities of our Pawnbroker.com web site.

We believe that several characteristics of the traditional pawnshop industry have created inefficiencies in the industry. Brick-and-mortar based pawnshops must make significant investments in credit capital, inventory, real estate and personnel for each retail location. Further, because most pawnshops obtain most of their inventory locally, they must contend with the logistical problems of matching their disparate supplies to unpredictable demand. We believe the growth of the Internet has facilitated the development of solutions to some of these traditional problems and will lead to growth and efficiencies in the pawnshop industry.

Competition

We intend to compete with a number of other companies with substantially greater financial, technical and human resources than us. Our competitors, in connection with the sale of merchandise, include numerous brick-and-mortar retail and wholesale stores, including jewelry stores, discount retail stores, consumer electronics stores, pawnshops, and other retailers of new and previously-owned merchandise. Competitive factors in our retail operations include the ability to provide the customer with a variety of merchandise at an exceptional value. We also compete with numerous other retailers who have significantly greater financial resources than the Company.

At the present time, we believe we will compete with three principal types of distribution channels to pawnshop merchandisers on the Internet: list services, independent pawnshop web sites, and large Internet resellers.

     List Services

A variety of list  services  are  presently  available  on the  Internet.  These services, such as Secondhand.com and Pawn Shop Link, are similar to advertisements in the yellow pages and make available to Internet shoppers lists of pawnshops and links to the web sites of advertising pawnshops. We also believe that certain list services may be in the process of developing web sites that will allow pawnshops to post merchandise for sale on the Internet. These systems are anticipated to allow buyers to locate items online, provided that their description correlates with the description contained in the list compiled by each participating seller. We anticipate that the buyer will contact the pawnshop directly to purchase merchandise and that the pawnshop will handle a majority of the transaction-related functions to sell merchandise.

For shoppers, these services typically tend to be slow and require the buyer to complete a number of steps including possibly linking onto individual pawnshop web sites to browse for merchandise. The search and matching services are also problematic for sellers because they effectively require most dealers to process transactions with the customer and to update their web site inventories.

We believe that there are severe limitations with list services that create inefficiencies for buyers and sellers. Retail buyers experience multiple-step purchasing and a likelihood for errors. We believe that the existing systems are also inconvenient for participating sellers because the systems are not integrated with the business systems of the store and can require high administrative and transactional costs. In the future, we intend to develop or license an integrated Internet software system for pawnshops that is compatible with an in-store inventory and point of sale system, which will allow pawnshops to update both their in-store inventory and Pawnbroker.com postings simultaneously.

     Independent Pawnbroker Web sites

A number of pawnshops currently maintain retail web sites on the Internet. These independent pawnshops range from large retailers, such as EZ Pawn, operated by EZCorp, Inc., and First Cash, to small mom and pop pawnshops.
Many pawnshops also participate in one or more list services.

Independent pawnshops' web sites generally allow buyers to search for merchandise contained within the seller's inventory. In general, buyers search for and acquire merchandise from independent pawnshops by visiting the web site and dealing directly with the pawnshop. We believe that due to the limited inventory of most independent pawnshops, retail customers may find searching for merchandise an unsatisfactory experience. We also believe that customers may perceive purchasing directly from independent pawnshops as risky.

By design, small or large pawnshops are limited to their own inventories, whether they are single stores or big chain operations. We believe there are more than 10,000 in the United States that can benefit from our Internet system. We are positioning our system to capitalize on two competitive advantages (i) the synergies created by offering visitors an opportunity to browse and select from a large inventory of merchandise and (ii) reducing risk in the buying decision with our Pawnbroker.com Satisfaction Program. We believe that our Pawnbroker.com Internet solution will also reduce transaction costs for participating pawnshops and substantially reduce the start-up costs of marketing merchandise on the Internet.

     Large Internet Resellers

The market for person-to-person trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. A variety of auction-type web sites are presently available on the Internet. These services allow sellers to post merchandise on the Internet and allow buyers to locate items and submit bids online. These services generally organize merchandise by categories and provide descriptions, pictures or graphic capabilities and allow bidders to submit bids on the merchandise. We believe there are a number of pawnshops that post merchandise for sale on these auction sites.

Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. Our web site will compete directly with business-to-consumer online auction services such as Onsale, First Auction, Surplus Auction and uBid. In addition, other indirect competitors include various online person-to-person auction services, including eBay, Yahoo! Auctions Powered by Onsale and Excite, Inc., some of which are free to sellers and buyers, Auction Universe and a number of other small services, including those that serve specialty or regional markets such as CityAuction. We potentially face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online business- to-person interaction. Some of these potential competitors, including Amazon.com, AOL, Lycos, Inc. and Microsoft Corporation, currently offer business-to-consumer trading services and classified ad services. Some of these companies also may introduce person-to-person trading to their large user populations. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC, USA Network and large newspaper or media companies, also may seek to compete in the online market to sell merchandise to our target customers.

We believe our Pawnbroker.com system will effectively reduce transaction costs for pawnshops selling merchandise over the Internet because we intend to charge a transaction fee based solely on successful transactions. Pawnshops will be able to post their entire inventory on Pawnbroker.com and will only be obligated to pay us a fee if we facilitate a transaction. In addition, our Pawnbroker.com web site is designed specifically for the special needs of pawnshops and visitors to our web site may visit specifically to purchase merchandise offered by pawnshops. We believe our 10-day Pawnbroker.com Satisfaction Program also will reduce the risk that a visitor may associate with an Internet transaction, without charging the buyer a service fee. Additionally, we believe we can tailor our service to the specific needs of the pawnbroker industry. In the future, we intend to develop or license an integrated Internet system for pawnshops that will allow pawnshops to update both their in-store inventory and Pawnbroker.com postings simultaneously.

We may attempt to establish Internet traffic arrangements with other online services like AOL and search engine companies. However, there is no assurance that these arrangements can be established on commercially reasonable terms. Even if these arrangements are established, they may not result in increased usage of our service. In addition, companies that control access to transactions through network access or web browsers could promote our competitors' services or charge us substantial fees for participation.

The Pawnbroker.com Solution

Pawnbroker.com integrates the traditional physical brick-and-mortar pawnshop with electronic commerce by offering Internet capabilities to pawnshops with a relatively small investment (the cost of an Internet compatible computer and internet access). We believe that our system will greatly enhance the distribution of pawnshop merchandise online and lower the overall transaction costs and risks of conducting business on-line by limiting the costs of selling merchandise to the transaction costs charged for successful transactions. Further, we believe that our Pawnbroker.com web site will make the online purchase of pawnshop merchandise far more convenient for consumers than existing systems and may provide credibility to pawnshops selling merchandising with our Pawnbroker.com Satisfaction Program. Our goal will be to eventually provide pawnshops with an integrated inventory and Internet merchandising system that will seamlessly manage a participating pawnshop's in-store and on-line inventory with one system.

A Transaction on Pawnbroker.com

Each transaction between the pawnshop and the purchaser is planned to be structured as follows:

     1. the pawnshop will register to become a participating member pawnshop of Pawnbroker.com;

     2. the participating pawnshop will electronically transmit a list of available inventory to Pawnbroker.com, which they desire to post on the Pawnbroker.com web site. The list will include (a) the category in which each item of merchandise will be listed, (b) a brief description of the merchandise, (c) pictures of the merchandise (if desired), (d) the suggested or "ask price" for the merchandise and (e) other item specific information;

     3. we will post the listed merchandise on the Pawnbroker.com web site in the predetermined category and post the information provided by the participating pawnbroker;

     4. we intend to establish oversight and quality control procedures to monitor types of merchandise posted and the information provided by the participating pawnshop;

     5. we anticipate that visitors to our Pawnbroker.com web site will be able to browse our site by category and view available merchandise posted for sale by participating pawnbrokers;

     6. if the visitor makes a purchase decision and chooses to make an offer at other than the listed price, the visitor will be required to register the purchase "offer" by providing us with information such as
          (a) name, (b) shipping address, (c) special shipping instructions, (d) method of payment (credit card, online electronic check or certified funds), (e) the item the purchaser desires to purchase and (f) the offer price;

     7. we intend to inform the pawnshop of the offeror's offer immediately by email;

     8. the pawnshop may counter-offer with a different price within 24 hours by transmitting a message to us by email, which we will forward the "counter-offer" to the offeror;

     9. in the event the pawnbroker does not respond within 24 hours, we will automatically generate a "final offer" based on the offeror's terms and request that the pawnshop accept or reject the offer in 48 hours;

     10. we will inform the offeror if the final offer is accepted or rejected immediately after we receive notice from the pawnshop, all offers not accepted within 48 hours will automatically be rejected;

     11. if an offer is accepted, we will send an acceptance notification to the offeror, and we will simultaneously (a) process payment (including shipping costs and the applicable taxes as specified by the pawnshop),
          (b) establish an escrow for the transaction, and (c) electronically transmit shipping information to the participating pawnbroker;

     12. the pawnshop will be responsible for retrieving the merchandise from inventory, packing it in a Pawnbroker.com branded shipping container and shipping the merchandise to the customer;

     13. we intend to confirm receipt of the merchandise with the purchaser by email, and the purchaser will have 10 days after delivery to examine the merchandise under our Pawnbroker.com Satisfaction Program;

     14. if the purchaser has not notified us or returned the merchandise to the participating pawnshop within 10 days of receipt, we will authorize the release of the escrow funds to the pawnshop; and

     15. If the merchandise is returned during the Pawnbroker.com Satisfaction Program period, we will credit the purchase price less shipping costs.

We are in the process of developing the technology and the systems required to complete the initial launch of our Pawnbroker.com web site. In the future, we intend to develop or license other technology that will improve the functionality of our web site and provide Internet solutions that will assist participating pawnshops with offering products on the Internet. Such technology may include integrated technology that will permit participating pawnshops to integrate an in-store inventory management and point of sale system with our Pawnbroker.com web site. We anticipate that such a system will allow the participating pawnshop to automatically update the inventory they offer on the Pawnbroker.com web site with the inventory offered in their physical location. We cannot assure you that we will successfully develop the technology required to complete the initial launch of our Pawnbroker.com web site or that we will successfully attract participating pawnshops to use our services.


Our Business Solution Goals

Key goals of our business solution include the following:

     o Act as a trusted transaction host. Under our business plan, retail customers purchasing merchandise at our Pawnbroker.com Web site will enter into an electronic transaction with Pawnbroker.com in which we act as a financial intermediary between the customer and the individual pawnshop that owns the merchandise. By hosting the sale, we will take the customer's payment information, place the proceeds into escrow during the 10-day

Pawnbroker.com Satisfaction Program period and remit payment for the merchandise to the selling pawnshop, less costs and a transaction fee. We will effectively reduce transaction risks for the consumer by offering our 10-day Pawnbroker.com Satisfaction Program and to the pawnshop by absorbing the risk of loss.

     o Provide a clear advantage over auction sites to consumers. Apart from solving the `unscrupulous seller' problem in auctions through our Pawnbroker.com Satisfaction Program, our model will have other benefits. Our offer and counter-offer mechanisms and other special features will exert downward pressure on prices, unlike in auctions, where prices are bid up and an item cannot be bought until an auction is over. For the right price, the consumer can buy an item quickly on the Pawnbroker.com site. Integrated payment and shipping functions, standardized product descriptions, quality control and a wish-list functionality for consumers who are looking for unlisted items are all benefits that are anticipated to set us apart from auction sites.

     o Provide free services and novel shopping mechanisms. We are considering providing free services such as email, chat rooms, consumer information, shopping tips, a wish-list function and other services to visitors as well as special promotions and public relations campaigns that we anticipate will attract positive feed back from visitors and may encourage media coverage and increased site traffic. We believe that these services, combined with advanced personalization technology will make our site attractive to the public.

     o Provide sophisticated business systems to pawnshops at low cost. We believe that our system will lower transaction costs for pawnshops that desire to conduct business over the Internet because we absorb the costs associated with maintaining the computer systems and infrastructure and we update the technology. By absorbing the sunk costs generally associated with launching an Internet web site and developing the technology, we believe we can bring a pawnshop on-line faster with innovative and advanced technology. In the future, we anticipate that we will make available to participating pawnshops an integrated inventory control software to allow pawnshops to accurately track the store's inventory by using a point of sale (POS) system that can be connected to and used with our Pawnbroker.com web site.

     o Create a master database of merchandise for use by pawnshops. We intend to compile, at a relatively low cost, a master database of merchandise purchase and statistical data related to pricing, inventory turn around and sales by geographic location. This master database with `blue-book' or pricing information will be designed to provide greater functionality and statistical information to participating pawnshops tracking inventory and sales patterns.

     o Create a global database of lost/stolen items. We intend to offer, at no cost to the public, the ability to list missing items in a master database. We intend to make this list available, free of cost, to law enforcement agencies and also offer it to businesses that purchase previously-owned merchandise.

Our goals include providing the following key benefits to sellers of pawnshop merchandise:

     o Expand the potential customer base for pawnshops. By joining our system, a participating pawnshop instantly opens for business on the Internet and evolves from a local seller to one with global opportunities. As a result, a store's base of potential customers is no longer limited by geography or operating hours. The Internet makes the store's inventory available for sale to customers around the world, around the clock, and without the significant expense required to establish and maintain an Internet web site. Also, we intend to launch a multi-million dollar marketing campaign to build awareness of our Pawnbroker.com web site that would be difficult for independent pawnshops to undertake with their own resources.

     o Benefits over listing with auction houses. Minimal fees, an item-upload methodology that is tailored to the business and being able to keep listed items on our site until sold are some of our benefits to pawnbrokers over auction sites. Avoiding the necessity of an email dialogue with the public - as auction houses do - through a full disclosure on listed items, is also perceived as an advantage.

     o Membership benefits. We are intended to provide better group rates on a variety of services used by the industry, access to consumer wish-lists, access to members-only industry intelligence, educational resources, supplier directories, discussion forums and trading areas on the site. Our offer of free web-based email on the Pawnbroker.com domain will bring them into and identify them with an online pawnbroking community. Access to our Pawnbroker.com lost items database to check items that might have been stolen and are being pawned in their stores may be useful to the pawnbroker and may result in lowering of business insurance rates for stores that use our service.

     o Expand the market for pawnshop merchandise. We believe that by removing some of the barriers to purchasing pawnshop merchandise that currently exist, we may be able to increase the total market for pawnshop merchandise. By improving access to stores through the convenience of electronic commerce and increasing the likelihood a consumer will find the particular merchandise he or she is seeking (by virtue of an expanded searchable inventory), we believe that the total market for pawnshop merchandise can be increased through adoption and use of our solution. Increased foot-traffic in stores may result from web consumers who visit a pawnshop listed in our online pawnshop directory.


Plan of Operation

Action Plan

     Our plan of operation is based on information provided in the reports of our consultants and the decisions of our management. Set out below is a summary of our plan of operation and operating budget for each of our projects and for administration and marketing for the next four fiscal quarters ending June 30, 2000. Our plan of operation for the four fiscal quarters is to complete development of the Pawnbroker.com system, commence the commercial launch of our Pawnbroker.com web site and operations and enter into participation agreements with pawnshops in the United States and Canada. The Company intends to accomplish this strategy through the following activities:

     o Hire Key Consultants and Personnel to Implement Our Business Strategy. We anticipate hiring key consultants and personnel with Internet e-commerce experience to complement our current management team members, who are experienced in the pawnbroker industry. We anticipate that we will engage at least one individual who can design, manage and forecast the operational and management systems for Pawnbroker.com during the fourth quarter of 1999.

     o Complete initial prototype of the item listing component of our technology. We intend to develop a working version of the item-upload and listing component of our technology during the fourth quarter of 1999. This component of our technology will permit the tracking on an online database of the uploaded inventory of participating pawnshops. We expect to test our technology with Pacific Pawnbrokers, which operates three pawnshops in Nevada and one in California. See "Certain Relationships and Related Transactions."

     o Unveil a fully-functional retail web site at www.pawnbroker.com by the fourth quarter of 1999. After testing our technology on a working web site, we intend to open our retail web site for sales by the fourth quarter 1999. Concurrently, we intend to bring online the inventory of additional pawnshops in order to fully "stock the store" for online retail customers. Early adopters drawn from our test stores (initially anticipated to be approximately 10-25 stores) will beta-test the software for us. We anticipate commencing our initial marketing activities by the end of the fourth quarter of 1999 and increasing our marketing efforts in the first and second quarters of 2000.

     o Complete prototype of the point-of-sale component of our technology. The other primary component of the Company's proprietary system is expected to consist of an inventory management and point of sale system that will function electronically over the Internet in conjunction with in-store inventory management systems. We intend to develop a working version of this component of our technology and to begin testing it on a working web site during the third quarter of 2000.

     o Commence pawnshop partnering program. Following development and initial testing of the inventory and point of sale components of our technology, we expect to expand the scope of our testing by bringing additional pawnshops online. Our goal is to create a turn-key Internet solution for participating pawnshops.

We estimate that our current cash requirements are approximately $349,000 a month, principally for salaries, professional services, marketing and office expenses. We anticipate that our cash requirements will increase to approximately $440,000 to $500,000 per month in the fourth quarter as a result of professional services associated with the development of our proprietary system and increased salary and related expenses associated with the anticipated implementation of the Pawnbroker.com Web site in the fourth quarter 1999. We anticipate that our cash requirements will decrease as income is generated by operations. However, there can be no assurance that we will generate sufficient revenues from our operations to operate a commercially viable business or to earn a profit.

In order to reduce our cash requirements, we intend to initially outsource certain development, marketing, human resources, legal and accounting functions. Similarly, in order to reduce capital expenditures, we intend to enter into leasing agreements for hardware and other equipment requirements.

     Summary of Plan of Operation Budget

     Set forth below are our estimated operating budgets for operations and research and development for the four fiscal quarters ending June 30, 2000.



          Description:               Quarter Ending      Quarter Ending       Quarter Ending       Quarter Ending
                                   September 30, 1999   December 31, 1999     March 31, 2000       June 30, 2000
---------------------------------- ------------------- -------------------- -------------------- -------------------
Research and Development                     $113,663             $116,000              $33,000            $453,000

Equipment/Hardware                             46,576              113,400              109,200             132,000

Management fees                                 3,075                4,500                4,500               4,500

Consulting fees                               222,000              117,500              150,000             150,000

Marketing                                     134,816              425,000              435,000             435,000

Licensing fees                                    119                  150                  900                 900

Registrations                                   2,000                6,000                6,000               6,000

Office Leases                                  17,525               21,075               42,525              48,525

Office Administration                         257,100              469,800              567,400             666,300

Office/Telephone/Supplies                      16,328               25,141               31,141              34,441

Insurance                                         375               12,375               15,375              15,525

Legal/Audit/Professional Fees                  11,400               15,000               15,000              15,000

Travel/Entertainment                           57,579               88,500               90,000              95,000

Miscellaneous/ Contingency                     30,726               30,726               30,726              30,726
---------------------------------- ------------------- -------------------- -------------------- -------------------
Total:                                       $913,282           $1,445,167           $1,530,767          $2,086,917


Our operating budget for the period beginning July 1, 1999 through December 31, 1999 is estimated to be approximately $2,358,449, and $3,617,184 for the period beginning January 1, 2000 through June 30, 2000. There can be no assurance that the Registrant's actual expenditures for such periods will not exceed the Registrant's estimated operating budget. Actual expenditures will depend on a number of factors, some of which are beyond the control of the Registrant, including, among other things, timing of regulatory approval of our projects, the availability of financing on acceptable terms, reliability of the assumptions of management in estimating cost and timing, certain economic and political factors, the time expended by consultants and professionals and fees associated with applications related to our projects. We will be required to raise additional capital during the fourth quarter 1999 to meet our anticipated cash needs for the first two calendar quarters of 2000. If we are unable to raise additional financing on acceptable terms, we may be forced to delay the implementation of certain portions of our plan of operation, which may adversely affect our business and results of operations. We may also be forced to default on certain financial obligations, which default may have a material adverse effect on our business and results of operations.

Business/Strategic Partners

We intend to enter into agreements with existing pawnshops under which such pawnshops will make a selected inventory available to our customers at a price structure established by the pawnshop. By acting as the host of online sales, we believe that we can reduce the cost of conducting business on the Internet for the participating pawnshops and minimize the risks of non-payment associated with electronic commerce. We believe that many smaller pawnshops currently do not accept credit cards due to fees and the risk of fraud.

We have an agreement with Bashee, Inc. to develop our technology, software and systems, and we anticipate we may enter into additional development agreements with Bashee or other development companies to develop our Internet based solutions for the pawnshop industry.

We intend to enter into agreements with providers of hardware and equipment for maintenance of our equipment and leasing companies to provide equipment and capacity for our future needs.

We may enter into strategy relationships with other Internet providers to direct traffic to our Pawnbroker.com web site. We may also participate in cooperative marketing arrangements designed to build our brand name and our web site presence on the Internet.

We intend to rely on third-party service providers of security and credit card processing services to assist us in facilitating transactions on Pawnbroker.com web site. We are currently in the process of negotiating with service providers to provide us such services and anticipate to have agreements with such providers when we launch Pawnbroker.com for beta testing.

Research & Development

Our technology is currently being developed by Banshee, Inc. which is based in Minden, NV. Under an agreement with Banshee and Pawnbroker.com (Nevada), Banshee will develop the software and the e-commerce architecture for the in-store item listing component, the Pawnbroker.com database and the Pawnbroker.com web site. Delivery of the prototype is scheduled for September 1, 1999. This will be followed by extensive beta-testing in partnership with pawnshops selected to test the software. The public roll-out of the site is scheduled for late October to early November 1999. At this time we anticipate continuing our relationship with Banshee to maintain the site for Pawnbroker.com and to engage in further research and development efforts, in conjunction with Pawnbroker.com personnel, to enhance functionality for site upgrades and the point of sale (POS) system. We intend to use currently available technology and products and to contract out most technical services required for customization. We also intend to retain rights to the proprietary intellectual property embodied in our technology including, wherever possible, source code, and to maintain a continual right to use the system for our purposes.

We expect that research and development of our solution will cost between approximately $300,000 to $750,000. Maintenance, updates and developing additional components will cost a minimum of $5,000 per month after launch. In addition, we intend to maintain a relationship with a data hosting center, which would provide reliability and scalability for our networking needs; that service is expected to cost approximately $20,000 per month upon commencement, and rise to approximately $50,000 per month by the end of 2000.

Our Technology

Our technology is designed to include three principal components: an in-store web inventory system, the web transaction interface, and the Pawnbroker.com database.

In-Store Web Inventory System: The in-store web inventory system will consist of an item listing and uploading component that allows participating pawnshops to transmit for posting (a) the category in which each item of merchandise will be listed, (b) a brief description of the merchandise, (c) pictures of the merchandise (if desired), (d) the suggested or "ask price" for the merchandise and (e) other item specific information, consisting of proprietary software developed for Pawnbroker.com. The in-store web inventory system is proprietary technology developed exclusively for use by Pawnbroker.com. Our software will require that the pawnbroker's system run Windows 95/98.

In the future, we may offer a turn-key inventory management system that incorporates inventory management capabilities with a POS computer, printer, label printer, credit card reader, bar code scanner and cash register. We anticipate that users of the turn-key inventory management system will be connected to the Internet with a persistent ("always on") connection in order to facilitate transactions and offer real-time response to customers. Currently, a modem dial-up to a local ISP through an additional phone line will suffice for item-uploading purposes.

Web Transaction Interface: Our web transaction interface is expected to use industry standard credit card clearing and security procedures such as SSL and Cybercash. We anticipate that the web site will also include custom components and the ability to randomly browse for interesting merchandise, for an online experience more like shopping in brick-and-mortar stores.

Pawnbroker.com Database: We are using the services of database administrators who, in consultation with Banshee, maintain the underlying structure of the Pawnbroker.com database. Our Pawnbroker.com database was developed by Banshee based on the specifications of the Pawnbroker.com transaction model and information architecture.

Each participating pawnshop will be required to have Internet access and hardware that meets minimum system requirements. See "Participating Pawnbroker Systems Requirements." We intend to provide technical assistance to participating pawnshops, including assistance with hardware system configuration, software installation and technical support by telephone. Our technical support staff is anticipated to assist participating pawnshops in our initial launch pilot program without costs and, thereafter, we intend to provide on site technical support to participating pawnshops for a fee based on our actual costs.

Participating Pawnbroker Systems Requirements

We anticipate that the pawnshop will be connected to the Internet with a local ISP dial-up connection with a dedicated phone line in order to facilitate transactions and offer real-time response to customers. An "always on" connection is highly recommended, but is not a requirement. The minimum systems requirement for participating pawnshops consist of an IBM-compatible PC, with a minimum of 32MB of RAM, a P-166 processor, 500MB of available disk space, a VGA card and a 28.8 kbps modem. We expect most systems in use and any value-priced new system to exceed these requirements. Our software will require that the pawnbroker's system run Windows 95/98. We intend to offer turn-key hardware configurations to participating pawnshops at a future time.

In addition to the minimum systems requirements, we recommend that participating pawnshops employ an in-store inventory system. In the future, we intend to develop software that can replace the software being used by participating pawnshops to permit the posting of the pawnshops' entire inventory on our Pawnbroker.com web site. This turn-key inventory management software is expected to incorporate inventory management capabilities with a POS computer, printer, label printer, credit card reader, bar code scanner and cash register.

Intellectual Property

We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our success. We intend to rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We intend to enter into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with which our conducts business to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies.

We anticipate that we may receive communications alleging that certain items listed or sold on Pawnbroker.com by our users infringe third-party copyrights, trademarks and tradenames or other intellectual property rights. We anticipate that we may be required to take steps to assist the owners of such intellectual property rights in policing and protecting their intellectual property. Upon receipt of a written claim of intellectual property infringement, we intend to remove the offending item from the Pawnbroker.com web site and take actions to prevent future infringing by the listing pawnshop. An allegation of infringement of third- party intellectual property rights may result in litigation against us. Any such litigation could be costly, could result in increased costs of doing business through adverse judgment or settlement, could require us to change our business practices in expensive ways, or could otherwise harm the Company's business.

Sales & Marketing Strategy

Our goal is to be a worldwide facilitator of transactions between pawnbrokers and purchasers of merchandise from pawnshops. Our marketing strategy is designed to strengthen the Pawnbroker.com brand name, increase customer traffic to our Pawnbroker.com web site, build strong customer loyalty, maximize repeat purchases and develop incremental revenue opportunities. The Company's marketing strategy and promotional activities will be aimed at both pawnshops that can benefit from our services and the consumer.

We intend to employ a wide variety of methods to promote our brand and attract potential buyers. We believe that our domain name is easy to remember and easy to associate with the products we intend to list, and therefore we intend to leverage our domain name widely through many avenues. In addition to traditional Internet advertising, we intend to post our domain name by means of "in print banner ads," and traditional print media including classified ads in major new papers. We believe that such advertising will serve to increase awareness of the Pawnbroker.com brand and our URL.

Internet advertising is expected to include banner ads, targeted ads and others, although we intend to carefully track the acquisition rates from these ads. We intend to engage in a coordinated program of print advertising in specialized and general circulation newspapers and magazines, that are traditionally used by pawnshops including newspapers, the yellow pages and second hand advertising publications. Additional advertisements will be placed regionally in those areas initially targeted for expansion. The advertisements in traditional media are expected to result in traffic to the web site. We also intend to provide superior customer service in an effort to generate positive word of mouth referrals to our web site.

Marketing efforts directed to existing pawnshops will include participation in industry trade shows and direct selling efforts. We anticipate that the benefits to pawnshop owners of a ready to use electronic-commerce Internet solution will be apparent, and that the potential benefits of listing merchandise on Pawnbroker.com will outweigh the initial cost of installing a compatible computer system and the administrative cost of posting products. The extent of our involvement in the installation of our system in any given pawnshop, and thus our initial cost of the installation per account, is expected to decrease as pawnshops join our system. We anticipate that we will install all the necessary hardware and software in the Pacific Pawnbrokers stores and certain other test stores to beta test our technology, and that our representatives will work closely with such stores' owners, managers, and employees to bring the stores online and to test our systems.

We also intend to implement an after-sale marketing program that is anticipated to include customer follow-up and promotional discounts to reinforce purchase decisions and to promote the Pawnbroker.com brand name. Other programs targeted at participating pawnshops may include volume discounts, software updates and in-store promotional materials.

Employees

We currently have 7 employees. In addition to management, we employ marketing, sales, product development and technical personnel. We expect to hire a customer service manager, database administrator, a developer/IT specialist, customer service representatives, technical support representatives and a Producer/HTML code developer. In total, we expect to have a staff of 20 to 30 when we launch of our full-scale operations, scheduled the fourth quarter of 1999.

Development of Our Business to Date

Since June 30, 1999, we have taken the following steps to implement our business plan:

o    Acquired Pawnbroker.com (Nevada).

o    Developed the Pawnbroker.com business plan and marketing strategy.

o    Developed the initial operating software for the Pawnbroker.com web site.

o    Secured  computer   software   licenses   related  to  the   Pawnbroker.com
     technology.

o Completed a private placement totaling $3,003,000, which we anticipate will provide sufficient capital to develop our plan to the revenue generation stage.

o Retained core executive and management personnel experienced in the pawnbroker industry and retained an executive recruitment firm to source appropriate candidates to structure our executive and management needs.

o Negotiated consulting and software development agreement with Banshee, Inc. to develop software, technology and our web site.

o Entered into a strategic relationship with Pacific Pawnbroker of Nevada to assist us in the testing of our technology and implementation of live testing of our Pawnbroker.com web site.

Agreements Related to Our Business

In connection with our acquisition of Pawnbroker.com (Nevada), we acquired all of the assets of Pawnbroker.com (Nevada) and assumed the rights to technologies, know-how and assets that are related to our business. Since the acquisition, we have entered into agreements with various strategic entities to implement our business plan.


RISK FACTORS

     We are a development stage company in the process of developing an Internet based business that is designed to allow pawnshops throughout North America the ability to post merchandise for sale on the Internet and allow visitors to our web site to search the inventories of participating pawnshops for merchandise. Our business is subject to a number of risks, some of which are outlined below. An investment in our securities is speculative in nature and involves a high degree of risk. You should read this registration statement carefully and consider the following risk factors.

General

We have a Limited Operating History and a History of Losses, which Makes Our Ability to Continue as a Going Concern Questionable

We are a development stage company and our operations and the operation of our subsidiaries are subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business. We have incurred net losses since our inception and anticipate that we will continue to incur losses. During the fiscal year ended March 31, 1999 and the interim financial quarter ended June 30, 1999, we incurred cumulative net losses of $200,410. You should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products and technologies. We do not believe that we will generate sufficient revenues to support our operations in fiscal 1999 due to a number of factors including, among others:

o    the cost of promoting and marketing our web site;

o the start-up cost associated with developing our software and technologies, installing our equipment and establishing a network of participating pawnshops;

o the anticipated high initial transaction costs of facilitating transactions until we can establish our brand name, build traffic on our web site and increase the number of transactions processed by us;

o    the   anticipated   development   costs   associated   with  improving  our
     technologies and training our employees and participating pawnshops; and

o the costs associated with hiring experienced technical management and staffing our operations.

Therefore, in the foreseeable future, we believe that such expenses will increase our net losses, and we cannot assure you that we will ever be profitable.

You should evaluate our business in light of the risks and difficulties frequently encountered by early stage companies engaged in Internet commerce. These risks include:


o our ability to generate revenues will depend on the types, prices and quality of merchandise posted on our web site and our ability to successfully facilitate transactions;

o we intend to develop our web site based on a newly developed business concept of offering merchandise from only one group of businesses,
     pawnshops,   and  we  cannot  assure  you  our  concept  will  gain  market acceptance;

o as our business grows and the expectations of our customers and participating pawnshops increase, we must develop and upgrade our infrastructure, including internal controls, transaction processing capacity, data storage and retrieval systems and web site to remain competitive;

o we compete with a number of competitors with greater resources and experience than us;

o    as the market  alternatives  for  selling  used  merchandise  develop,  our success will depend on our ability to successfully manage and change operations to meet the demands of our customers and participating pawnshops;

o    our business is dependent upon the Internet for commerce and growth;

o    general economic conditions could change and adversely affect our business;

o we intend to rely upon strategic relationships with participating pawnshops to offer a broad inventory of merchandise and to ship quality merchandise to customers, with third party providers of credit card clearing and security services (SSL and Cybercash) to facilitate transactions and escrow funds and Banshee to develop our technology;

o our business is subject to regulatory risks, which may increase the cost of operating our businesses or prohibit us from conducting our business; and

o we depend upon and need to hire qualified personnel to fully develop our business.

Because we have recently begun operations, it is difficult to evaluate our business and our prospects. Our revenue and income potential is unproven and our business model is still emerging. We cannot assure you that we will attract new registered users, advertisers, consumers and network affiliates or achieve significant revenues or operating margins in future periods. We cannot guarantee we will ever establish a sizeable market share or achieve commercial success.

As of June 30, 1999, we had approximately $2,862,751 in cash, and we will, on average, expend approximately $349,000 per month through the third quarter of 1999, and approximately $440,000 to $500,000 per month thereafter until we can generate revenues from our operations. While we anticipate raising additional capital through sales of our equity and/or debt, we cannot assure you that we will be able to obtain adequate financing to support our operations.

We Cannot Assure You that there will be a Continued Market on the OTCBB for Our Shares Which May Affect Your Ability to Sell Your Shares

Currently, our common shares are traded on the OTCBB under the symbol "PBRR". On January 4, 1999, the SEC approved eligibility rules for issuers quoted on the OTCBB and established minimum eligibility requirements for all securities quoted on the OTCBB. As a result of the eligibility rules, we must (i) register our shares with the SEC under the Exchange Act, (ii) the staff of the SEC must come to a position of no comments with respect to our registration statement and (iii) we must be current in our required filings to remain eligible for quotation on the OTCBB. Accordingly, this registration statement must clear all SEC staff to comply with the eligibility requirements on or before November 1, 1999 or our shares will be delisted from the OTCBB.

We cannot assure you that we will be able to fully comply with our eligibility requirements on or before November 1, 1999. Although we have filed this Registration Statement to become a reporting company under the Exchange Act, there can be no assurance that such registration statement will be approved by the SEC or that we will maintain eligibility for quotation on the OTCBB or that an active public market for our shares will be sustained.


If We Lose Our Key Personnel, Our Ability to Succeed will be Adversely Affected

Our future success will depend on certain key management, marketing, sales and technical personnel. We primarily rely upon consultants and advisors who are not employees. The loss of key personnel could have an adverse effect on our operations. We are in the process of obtaining key-man life insurance on our key personnel, but do not have coverage at this time. Competition for qualified employees is intense, and an inability to attract, retain and motivate additional, highly skilled personnel required for expansion of operations and development of technologies could adversely affect our business, financial condition and results of operations. Our ability to retain existing personnel and attract new personnel may also be adversely affected by our financial situation. We cannot assure you that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms.


We May be Required to Sell Additional Common Stock or Parties May Exercise Options and Warrants that Cause Dilution of the Value of Your Shares

The number of shares of our outstanding common stock held by non-affiliates is large relative to the trading volume of the common stock. Any substantial sale of our common stock or even the possibility of such sales occurring may have an adverse effect on the market price of the common stock.

As of August 15, 1999 we had outstanding warrants to purchase an aggregate of 650,000 shares of our common stock.

We have also reserved up to an additional 2,000,000 shares of common stock for issuance upon exercise of options under an incentive stock option plan, which we intend to approve and adopt. We agreed to grant options to acquire up to 400,000 shares of our common stock to IRG Investor Relations Group Ltd., a consultant to Pawnbroker.com, Inc., upon the adoption of our stock option plan. Holders of such warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options and warrants. Further, while our warrants and options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

We have Capacity Constraints and System Development Risks that could Damage Our Customer Relations or Inhibit Our Possible Growth, and We May Need to Expand Our Management Systems and Controls Quickly, Which May Increase Our Costs of Operations

Our success and, in particular, our subsidiaries' abilities to provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems and the computers and communication systems of our third party vendors in order to accommodate any significant numbers or increases in the numbers of consumers and advertisers using our service. Our success also depends upon our and our vendors' abilities to rapidly expand transaction-processing systems and network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service.

We and our vendors may experience periodic systems interruptions and infrastructure failures, which we believe will cause customer dissatisfaction and may adversely affect our results of operations. Limitations of our technology infrastructure may prevent us from maximizing our business opportunities.

We cannot assure you that that our data repositories, financial systems and other technology resources will be secure from security breaches or sabotage, especially as technology changes and becomes more sophisticated. In addition, we expect that many of our and our vendors' software systems may be custom-developed and that we may rely on employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable, we may experience difficulty in improving and maintaining these systems. Furthermore, we expect that we may continue to be required to manage multiple relationships with various software and equipment vendors whose technologies may not be compatible, as well as relationships with other third parties to maintain and enhance their technology infrastructures. Our failure to achieve or maintain high capacity data transmission and security without system downtime and to achieve improvements in their transaction processing systems and network infrastructure could adversely affect our business and results of operations.


Increased Security Risks of Online Commerce May Deter Future Use of Our Subsidiaries' Services Which May Adversely Affect Our Ability to Generate Revenues

Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Our failure to prevent security breaches could significantly harm our business and results of operations. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms used to protect our transaction data. Anyone who is able to circumvent our or our third party vendors' security measures could misappropriate proprietary information, cause interruptions in their operations or damage our brand and reputation. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials.


We Face the Risks of System Failures, Which Would Disrupt Our Operations

We and the consultants who are developing our Pawnbroker.com web site and Internet on-line software will be testing a disaster recovery plan and plan to have fully redundant systems for our services at an alternate site. A disaster could severely damage our business and results of operations because our services could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems, most of which are located in our principal business headquarters and at a third-party facility in Banshee, Inc.'s headquarters in Minden, Nevada.

The systems and operations of our subsidiaries are vulnerable to damage or interruption from fire, floods, earthquakes, power loss, telecommunications failures, break-ins, sabotage and similar events. The occurrence of a natural disaster or unanticipated problems at our principal business headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or render us unable to provide our services. In addition, failure of a third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in our service. The occurrence of any or all of these events could adversely affect our reputation, brand and business.


We  Face  Risks  of  Claims  from  Third  Parties  for   Intellectual   Property
Infringement that Could Adversely Affect Our Business

We anticipate that all of our services will operate in part by making Internet services and content available to our users. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties. These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories. Any claims could result in costly litigation and be time consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements.

Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that our services do not infringe the intellectual property rights of third parties.

Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business.

Our success and ability to compete are substantially dependent upon our technology and data resources, which we intend to protect through a combination of patent, copyright, trade secret and/or trademark law. We have no patents or trademarks issued to date on our technology. We are in the process of filing applications with the Trademark Office to trademark our logo and the `Pawnbroker.com' name. We also intend to patent our business model and the proprietary features of our service. Fenwick & West, L.L.P. is assisting us with our intellectual property claims.

Our software was developed by Banshee, Inc. We cannot assure you that we will not be subject to third-party infringement claims, especially as the number of competitors in our industry segment increases.


We May Not be Able to Protect Our Internet Domain Name, Which is Important to Our Branding Strategy

We anticipate that the Internet domain name, "pawnbroker.com" will be an extremely important part of our business and the business of our subsidiaries. Pawnbroker.com owns both the "pawnbroker.com" and the "pawnbrokers.com" domain
names.  Additionally,   we  own  at  this  time,  the  following  domain  names:
"buysellshops.com",          "bargainpurchase.com",           "fairbargain.com",
"fairbargains.com", "collectibleshops.com" and "rarebargains.com". Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries may be subject to change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Third parties have acquired domain names that include "pawnbroker" or variations thereof both in the United States and elsewhere.


If We Are Unable to Meet the Changing Needs of Our Industry, Our Ability to Compete Will be Adversely Affected

To remain competitive, we must be capable of enhancing and improving the functionality and features of our online services. The Internet web site, the on-line merchandising industry and the Internet electronic commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete.

Our future success will depend on our ability to accomplish the following:

     o    license and develop leading technologies useful in our business;

     o    develop and enhance our planned products and services;

     o develop new services and technologies that address the increasingly sophisticated and varied needs of prospective consumers; and

     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     Developing Internet services and other proprietary technology entails significant technical and business risks, as well as substantial costs. We may use new technologies ineffectively, or may fail to adapt our services, transaction-processing systems and network infrastructure to user requirements or emerging industry standards. If our operations face material delays in introducing new services, products and enhancements, our users may forego the use of our services and use those of our competitors.


We Do Not Intend to Declare Dividends, Which May Affect the Value of Your Shares

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.


Our Shares are Considered Penny Stocks and are Subject to the Penny Stock Rules, Which May Adversely Affect the Ability to Sell Your Shares

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving "a penny stock." Subject to certain exceptions, a penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares are expected to be deemed penny stock for the purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the Shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Risks Associated with Our Web Site

The Results of Operations for our Web Site Will Vary Depending on a Number of Factors, Which May Adversely Affect Our Business

We anticipate the operating results of our Pawnbroker.com Web site will vary widely depending on a number of factors, some that are beyond our control. These factors are likely to include:

     o    the number of visitors and traffic to our Pawnbroker.com web site;

     o number of transactions cleared through our Pawnbroker.com web site registered users and participating pawnshops;

     o transactional fees charged to participating pawnshops for using our service, which we are still in the process of determining;

     o the functionality of our Pawnbroker.com software and our ability to integrate with the existing software of participating pawnshops;

     o our costs of attracting consumers to our Pawnbroker.com web site, including costs of receiving exposure on third-party web sites and advertising costs;

     o    costs  related  to  forming  strategic   relationships   participating
          pawnshops and other third parties;

     o loss of strategic relationships with participating pawnshops and other third parties;

     o the product and merchandise mix available on the Pawnbroker.com Web site;

     o our ability to significantly increase our distribution channels and reach end-users;

     o    competition;

     o the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

     o costs and delays in introducing new services and improvements to our services;

     o changes in the growth rate of Internet usage and acceptance by consumers of electronic commerce;

     o    technical difficulties, system failures or Internet downtime;

     o    government regulations related to our business and to the Internet; o

     o our ability to upgrade and develop our information technology systems and infrastructure;

     o costs related to acquisitions of technologies required to implement our Pawnbroker.com system; and

     o general economic conditions, as well as those specific to the Internet and related industries.

Because we have had no operating history, it is difficult to accurately forecast the revenues that will be generated by us.

We plan to significantly increase our operating expenses to expand our marketing and sales operations, establish customer support capabilities and fund the development of our Pawnbroker.com web site. We have based our current and future expense levels on the operating plans and estimates of future revenue for our Pawnbroker.com web site. We anticipate that the expenses related to development and updating our Pawnbroker.com web site may increase. Our revenue and operating results are difficult to forecast because they generally depend upon the volume of successful transactions facilitated on our Pawnbroker.com web site, the fees we charge for processing transactions, the inventory offered and the price charged by participating pawnshops and other factors, some of which are beyond our control. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We also may be unable to increase our spending and expand our operations in a timely manner to adequately meet user demand to the extent it exceeds our expectations.


If We are Unable to Achieve a Critical Mass of Registered Users, Participating Pawnshops, Successfully Facilitated Transactions and Consumers, We May be Unable to Generate Sufficient Revenues to Earn a Profit

The success of our Pawnbroker.com web site may be dependent upon achieving significant market acceptance of our web site by participating pawnshops and consumers. Our Pawnbroker.com web site has not been tested and we anticipate that we will have very limited market acceptance until our brand name is established. Internet e-commerce is in the early stage of development, and our business concept of offering an Internet solution for merchandising to participating pawnshops has not been tested. Most potential participating pawnshops have only limited experience, if any, with merchandising products on the Internet and have not devoted a significant portion of their marketing and sales expenditures to Internet marketing. We intend to target a very fragmented market of small to medium sized pawnshops, some of which may not have computer based inventory management systems or a computer system to participate on Pawnbroker.com. We believe that the cost of establishing such a system will require a minimum capital investment; however, some pawnshops may be adverse to change and may not participate because of a lack of technological proficiency or Internet familiarity. We cannot predict if the level of acceptance by pawnshops will support a market for our Internet based solution for merchandising products.

Our competitors and potential competitors may offer more cost-effective merchandising solutions than us, which could damage our business and our ability to successful launch our web site. Our failure to achieve and maintain a critical mass of visitors, successful transactions and pawnshop participation will seriously harm our business and our ability to earn a profit.


If We Are Unable to Develop Online Marketing Partners and Relationships with a Network of Affiliates and Pawnshops, Our Portal May Never Achieve Market Acceptance or Generate Any Significant Advertising Revenues

We anticipate that our Pawnbroker.com web site may depend on traffic from a limited number of third party web sites. We anticipate we may obtain traffic from these sources pursuant to short term agreements. We currently have no agreements in place and there can be no assurance that they will be successful in obtaining any of these agreements on commercially acceptable terms.

We also believe that our future success in penetrating our target markets depends in part on our ability to further develop and maintain relationships with network affiliates. These network affiliates provide their users with our Pawnbroker.com web site search capabilities on their sites or direct their traffic to our Pawnbroker.com web site. We believe these relationships are important in order to facilitate broad market acceptance of our service and enhance our sales. Our future ability to attract consumers to our Pawnbroker.com web site service may be dependent upon the growth of our network affiliates, which has not yet been established. If we are unable to obtain agreements or arrangements for traffic on commercially acceptable terms or to establish a relationship with a network of affiliates, our Pawnbroker.com web site business may never be successfully launched.


The e-Commerce Industry is Highly Competitive, and We Cannot Assure You that We will be Able to Compete Effectively

The market for Internet products, services and marketing is new, rapidly evolving and intensely competitive. Our Pawnbroker.com web site will potentially compete with many providers of web classified advertisers, auction sites, web sites of independent and chain pawnshops, and other e-commerce transaction facilitators as well as traditional distribution channels including brick and mortar stores. We expect competition to intensify in the future. Barriers to entry may not be significant, and current and new competitors may be able to launch new web sites at a relatively low cost. Accordingly, we believe that our success may depend heavily upon achieving significant market acceptance before our competitors and potential competitors introduce competing services.

We anticipate that we will compete with online transaction facilitators, auction sites and merchandising networks like eBay, QVC.com, Amazon.com Auctions, as well as traditional brick and mortar stores. We believe that the number of companies selling merchandise over the Internet has increased substantially and some competitors may subsidize their merchandising sites to generate traffic to their sites. Accordingly, we may face increased pricing pressure to charge low transaction fees, which could adversely affect our business and operating results.

We may also compete with providers of web directories, search and information services, all of whom offer may offer merchandising services in the future, including, among others, America Online, Inc. (AOL.com, NetFind and Netscape Netcenter), AskJeeves, Inc., CNET, Inc. (Snap), Excite, Inc. (including WebCrawler and Magellan), LookSmart, Ltd., Lycos, Inc. (including HotBot), Microsoft Corporation (LinkExchange, Inc. and msn.com), The Walt Disney Company/Infoseek Corporation (including the Go Network), Goto.com and Yahoo! Inc. In addition, we expect that other companies will offer directly competing services in the future.

Many of our competitors offer additional features and content that we have elected not to offer. Also, many of these competitors, as well as potential entrants into our market, have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially greater resources to promotion and Web site and systems development than we can. In addition, as the use of the Internet and other online services increases, larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of web directories, search and information services or advertising solutions, and existing providers of web directories, search and information services or advertising solutions may continue to consolidate. In addition, providers of Internet browsers and other Internet products and services who are affiliated with providers of Web services in competition with our Pawnbroker.com Web site service may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends may increase the competition we face and could adversely affect our business and operating results.


Our  Portal  Business  May  be  Subject  to  Government   Regulation  and  Legal
Uncertainties that May Increase the Costs of Operating Our Web site or Limit Our Ability to Generate Revenues

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. In addition, numerous states have regulations regarding the manner in which certain types of transactions that may be considered "auctions" may be conducted and the liability of "auctioneers" in conducting such auctions. We have not made a determination with respect to the applicability of such regulations on business to date and little precedent exists in this area. One or more states may attempt to impose these regulations upon us in the future, which could have a material adverse affect on our business.

The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on international operations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission, or FCC, in the same manner as other telecommunications services.

Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone services, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate the Internet and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Web, potentially decreasing the demand for our service. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect us. Also, Congress recently passed (and the President has signed into law) the Digital Millennium Copyright Act, which is intended to reduce the liability of online service providers for listing or linking to third-party web sites that include materials that infringe copyrights. Congress also recently passed (and the President has signed into law) the Children's Online Protection Act and the Children's Online Privacy Act, which will restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. Further, Congress recently passed (and the President has signed into law) the Protection of Children from Sexual Predators Act, which mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent. We are currently reviewing various pieces of legislation, and cannot currently predict the effect, if any, that this legislation will have on our business. There can be no assurance that this legislation will not impose significant additional costs on our business or subject us to additional liabilities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity and personal privacy is uncertain. We may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could damage our business.

Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws. Such laws may be modified, or new laws may be enacted, in the future. Any such development could damage our business.

Our participating pawnshops' operations are generally subject to extensive regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Such laws and regulations require pawnshops to transaction business and sell merchandise in accordance with specific guidelines. Although we anticipate that our participating pawnshops will adhere to our individual compliance obligations, there can be no assurance that we will not be subject indirectly to actions arising out of violations by our participating pawnshops. Such action may have a material adverse affect on our business and results of operations.

Our Business may be Subject to Sales and Other Taxes, Which May Cause Administrative Difficulties and Increase Our Cost of Operations

We intend to rely on the participating pawnshop to applicable collect sales and other similar taxes on goods sold on Pawnbroker.com. One or more states may seek to impose additional sales tax collection obligations on companies such as ours that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish our opportunity to derive financial benefit from our activities. The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business and adversely affect our results of operations.

Our Business may be harmed by the Listing or Sale by Our Users of Illegal Items.

The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. We are aware that certain goods, such as firearms, other weapons, adult material, and other goods that may be subject to regulation by local, state or federal authorities that may be listed and traded on our service. We will forbid the sale of any firearms to the public. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our service, and we may be subject to civil or criminal liability for unlawful activities carried out by users through our service. In order to reduce our exposure to this liability, we intend to implement protective measures to prevent posting of such merchandise. Such measures could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods, could harm our business. In addition, we may receive media attention relating to the listing or sale of unlawful goods on our Pawnbroker.com web site, which may damage our brand name and make users reluctant to use our services.

Our Business may be Harmed by Fraudulent Activities on Our Web Site.

Our future success will depend largely upon pawnshops reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We intend to take responsibility for delivery of payment to our participating pawnshops after the 10-day Pawnbroker.com Satisfaction Program period. However, our systems may not prevent customer dissatisfaction or the delivery of defective merchandise. We anticipate that we will receive communications from users who did not receive the merchandise described or that the merchandise was defective. While we can suspend the accounts of pawnshops that fail to fulfill their delivery obligations to customers, we do not have the ability to require pawnshops deliver goods or otherwise make consumers whole. Any negative publicity generated as a result of fraudulent or deceptive conduct by pawnshops of our service could damage our reputation and diminish the value of our brand name. We may receive requests from customers requesting reimbursement or threatening legal action against us if no reimbursement is made. Any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our business.

Government Inquiries may Lead to Charges or Penalties.

We anticipate that a large number of transactions will occur on our Pawnbroker.com web site. As a result, we believe that government regulators will receive consumer complaints about us from time to time. We intend to take steps to protect our users from fraud. However, if one or more of these governmental agencies is not satisfied with our precautions, a resultant investigation and potential fines or other penalties could harm our business.


Item 2. Financial Information.

Selected Financial Data

The following table sets forth selected financial data regarding our consolidated operating results and financial position. The data has been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). See "Management's Discussion and Analysis of Financial Condition and Results of Operation." The following selected financial data is qualified in our entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto included elsewhere in this Registration Statement.



----------------------------------------------------------------------------------------------------------------------
                                        Three Month
                                    Fiscal Period Ended                                      Fiscal Year Period
                                       June 30, 1999           Fiscal Year Ended               from inception
                                        (unaudited)              March 31, 1999         (February 13, 1998) to March
                                                                                                  31, 1998
                                   -----------------------------------------------------------------------------------
                                             $                         $                              $
-------------------------------------------------------------------------------- -------------------------------------
Operating Revenues                             --                        --                            --
General & Administrative Expenses         200,410                    21,869                         1,392
Net (Loss) from Continuing               (200,410)                  (21,869)                       (1,392)
Operations
Net Loss Per share (1)                      (0.02)                    (0.02)                           --
---------------------------------- ---------------------- ----------------------------- ------------------------------



                                       June 30, 1999            March 31, 1999                 March 31, 1998
                                        (unaudited)
                                   -----------------------------------------------------------------------------------
                                             $                        $                              $
----------------------------------------------------------------------------------------------------------------------
Working Capital                          2,538,493                     --                          19,513
Total Assets                             4,712,014                  3,007                          19,513
Total Liabilities                          326,071                  8,007                              --
Shareholders' Equity                     4,385,943                  5,000                          19,513
Long-term Obligations                           --                  3,007                              --

Cash Dividends                                  --                     --                              --
----------------------------------------------------------------------------------------------------------------------

(1) After giving effect to a 4 share for 1 share stock combination that occurred on June 9, 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operation

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements." Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this Registration Statement. Overview

We were incorporated in the State of Delaware on February 13, 1998 under the name "Digital Sign Corporation" with an authorized share capital of 70,000,000 shares consisting of 20,000,000 Preferred shares of a par value of $0.00001 each and 50,000,000 Common shares of a par value of $0.0001 each. We were initially organized to acquire the issued and outstanding shares of Digital Signs, Inc., a California corporation, and to engage in the business of development and sales of scrolling outdoor digital display signs for commercial businesses. On
February 14, 1998, we issued 100,000 at par value for all of the issued and outstanding shares of Digital Sign, Inc., which had no assets or liabilities, to Edward F. Meyers III, our then President. We were unable to obtain sufficient financing to implement our business plan, and we were inactive until April 1999.

On April 6, 1999, we acquired all of the issued and outstanding shares of common stock of Eriko Internet Inc., a Washington corporation engaged in the business of developing Internet technologies, pursuant to a statutory share exchange under the laws of the state of Washington. Pursuant to an Agreement and Plan of Share Exchange, we issued four (4) shares of our common stock for each one share of common stock of Eriko Internet Inc.

On May 14, 1999, we entered into the Share Exchange Agreement with Pawnbroker (Nevada), and the Pawnbroker Shareholders. In connection with the Share Exchange Agreement, on June 10, 1999, we:

     (a) amended our Articles of Incorporation to (i) change our name to "Pawnbroker.com, Inc." and (ii) to effect a consolidation of our issued and outstanding share capital on a one share for four share basis;

     (b) acquired all of the issued and outstanding shares of Pawnbroker (Nevada) by issuing 6,240,000 to the Pawnbroker Shareholders;

     (c) completed a private placement of 1,300,000 units at $2.31 per unit, each unit consists of one share of common stock and one-half of one non-transferable share purchase warrant, each whole share purchase warrant is exercisable to acquire one additional share of our common stock at a price of $2.31 per share until June 23, 2000, and thereafter at a price of $2.90 per share until June 22, 2001; and

     (d) undertook the process of designing, building and operating an Internet based electronic-commerce Web site to provide retail customers with the ability to search for and acquire, via the Internet, merchandise in inventories of pawnshops throughout North America.

Results of Operations

Three Months Ended June 30, 1999 Compared to June 30, 1998

The three month fiscal period ended June 30, 1999 was our first period of material operations. We had no revenues from operations. Our loss during this period of $200,410 was as a result of costs associated with corporate acquisition expenses, developing our business plan, research and development expenditures related to the development of our Pawnbroker.com web site and technologies and general overhead and administrative expenses. These expenses included $52,719 in expenses related to research and development of our web site; $33,517 in expenses related to marketing and promotion; $36,089 in salary expenses; $18,996 in professional fees and $59,089 in expenses related to general administrative expenses and overhead.

We expect expenses related to research and development and administrative expenses continue to be a material component of our expenses during the start-up phase of our development. We anticipate that professional fees will increase during the start-up phase of our development and as we complete the Exchange Act registration process. We also anticipate that expenses related to marketing and sales will increase substantially during the fourth quarter ending December 31, 1999 and the first half of 2000, as we begin an extensive campaign to market and promote our Pawnbroker.com Web site and develop strategic alliances with participating pawnshops.

With the receipt of $3,003,000 by the private placement of private placement of 1,300,000 units at $2.31 per unit, as at June 30, 1999, our working capital increased to $2,538,493.

We had no material operations during the fiscal quarter ended June 30, 1998, and as a result, management does not believe a comparative analysis of such results of operations would be meaningful.


Fiscal Period Ended March 31, 1999 Compared to period from inception (February 13, 1998) to March 31, 1998

Throughout both these periods we did not have any material business operations. We had no revenues from operations. During the period from our inception (February 13, 1998) to March 31, 1998, we had expenses of $1,392 and a loss of $1,392, compared to expenses of $21,869 and a loss of $21,869 during our fiscal year ended March 31, 1999. The increase in expenses incurred during our fiscal year ended March 31, 1999 was attributable primarily to legal, accounting and professional fees associated with the restructuring of our corporation structure and general administrative expenses.

We raised $4,975 capital during the fiscal period April 1, 1998 to March 31, 1999. We had nominal cash of $3,007 on hand at March 31, 1999.

Liquidity and Capital Resources


As at June 30, 1999 we have $2,862,751 in cash or term deposits, which we believe will be sufficient to satisfy our cash requirements through our third fiscal quarter ending December 31, 1999. We will need to raise additional financing to fund our operations after December 31, 1999. We intend to raise such financing through private equity or debt offerings during the fourth calendar quarter of 1999; however, there can be no assurance that such financing will be available on acceptable terms, if at all.

Since our inception on February 13, 1998, we raised net cash from financing of $3,319,584, including $26,258 from the issuance of stock on February 14, 1998 and $3,293,326 during the fiscal quarter ended June 30, 1999, including
$3,003,000 in capital through private placements of our common stock and $290,326 in advances to us. Since our inception on February 13, 1998, we used net cash of $172,980, including $1,382 during the period from our inception to our fiscal year ended March 31, 1998, $16,869 during our fiscal year ended March 31, 1998, and $154,728 during the three month fiscal period ended June 30, 1999. We received no cash from our operations during these periods, and our use of cash during such periods were primarily as a result of expenses related to research and development of our web site, expenses related to marketing and promotion, salary expenses, professional fees and expenses related to general administrative expenses and overhead.

During the period from our inception to our fiscal year ended March 31, 1999, we had no cash flows from investing activities. During our fiscal quarter ended June 30, 1999, we applied cash of $239,354 towards the purchase of capital assets and $125,000 towards the purchase of domain names. Our cash position at June 30, 1999 was $2,862,751.

Our operating budget for the period beginning July 1, 1999 through December 31, 1999 is estimated to be approximately $2,358,449, and $3,617,684 for the period beginning January 1, 2000 through June 30, 2000. There can be no assurance that the Registrant's actual expenditures for such periods will not exceed the Registrant's estimated operating budget. Actual expenditures will depend on a number of factors, some of which are beyond the control of the Registrant, including, among other things, timing of regulatory approval of our projects, the availability of financing on acceptable terms, reliability of the assumptions of management in estimating cost and timing, certain economic and political factors, the time expended by consultants and professionals and fees associated with applications related to our projects. We will be required to raise additional capital during the fourth calendar quarter 1999 to meet our anticipated cash needs during the first two calendar quarters of 2000.
We intend to raise additional capital by issuing equity and/or debt.

Recent Financing

Our business activities and operations have been funded to date through issuance of shares of our common stock in the following transactions:


         Summary of Transactions
--------------------------------------------------------------------------------------------------------------
                                                                          Number of            Total Price of
                                                                            Shares               Shares ($)
                                                                     -----------------------------------------
Founders shares issued at par value (post-consolidated)                    968,750(1)               388(1)
Issued as consideration  for the  acquisition of shares in Digital          25,000(1)                10(1)
Sign, Inc. (post-consolidated).
Issued for cash at $0.20 per share (post-consolidated)                      24,875(1)             4,975(1)
Issued for cash issued at $0.05 per share (post-consolidated).             106,125(1)            20,895(1)
Issued as consideration for the acquisition of shares in Eriko           8,500,000(1)(2)          3,007(1)
Internet, Inc. (post-consolidated).
Issued as consideration for the acquisition of all the issued and        6,240,000            1,500,096
outstanding shares of Pawnbroker.com.
Cancellation/surrender of 250,000 shares                                  (250,000)(1)(3)          (250)(1)
Issued for cash at $2.31 per share(4)                                    1,300,000            3,003,000
--------------------------------------------------------------------------------------------------------------
         TOTAL                                                          16,914,750            4,532,121


(1) On a post consolidated basis. On June 10, 1999, we amended our Articles of Incorporation to effect a consolidation of our issued and outstanding share capital on a one share for four share basis. Prior to the share consolidation, we had 37,499,000 shares of issued and outstanding shares of common stock, with a par value of $0.00001, and after giving effect to the share consolidation, such shares were automatically reclassified and changed into 9,374,750 fully-paid and non-assessable shares of common stock, with a par value of $0.00001, without increasing or decreasing the amount of our stated capital or paid in surplus.

(2) We issued 34,000,000 pre-consolidation shares in connection with the Eriko Internet, Inc. share exchange.

(3) After giving effect to a May 19, 1999 contribution by a participating Eriko Internet, Inc. shareholder of 1,000,000 pre-consolidation shares to the corporation for $250, the consideration paid by such shareholder for the Eriko Internet, Inc. shares.

(4) We issued 1,300,000 Units consisting of one Common share and one-half of one common Share Purchase Warrant. Each whole Share Purchase Warrant is exercisable to acquire one additional common share at $2.31 per share until June 23, 2000 and at $2.90 per share until June 22, 2001. There can be no assurance that such warrants will be exercised.


Year 2000 Compliance

The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century (i.e. December 31, 1999 would appear as 12/31/99) assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming will default to 01/01/1900 instead of 01/01/2000, and calculations using or reporting the date will not be correct and errors will arise (the "Year 2000 Issue"). To prevent this from occurring, information systems need to be updated to ensure they recognize dates during and after the Year 2000.

The potential exists that we and each of our subsidiaries are exposed to a risk that certain aspects of their businesses will fail or suffer impairment as a result of internally operated or externally contracted hardware or software systems and services not being able to correctly "rollover" dates to the new century. The risk stems from our reliance on certain hardware, software and services to carry out the daily operation of our proposed respective businesses. The exposure may result from, amongst other things, the use of computers, general software and servers for office purposes and data storage; connections to and use of the services of Internet Service Providers and telephone companies for office purposes and customer and investor relations; the software underlying the operation of the Web site web site and the on-line business operations and the Registrant's servers.

We have only been operating and developing our business during the last 3 months and the office hardware, administrative general software, custom developed special purpose software, servers and services of Internet Service Providers and telephone companies have been acquired during this period. As a result, and in consultation with the suppliers of this hardware, software and services, we believe the related systems that we intend, directly or indirectly, to use in our respective businesses are Year 2000 compliant. Our due diligence also included an evaluation of supplier provided technology and the implementation of new policies to require our suppliers to confirm that they have disclosed and will correct Year 2000 compliance issues. Although we are relying primarily on systems developed with current technology and on systems designed to be Year 2000 compliant, we may have to replace, upgrade or reprogram certain systems to ensure that all interfacing technology will be Year 2000 compliant when running jointly.

In the event that we incur expenses associated with resolving Year 2000 compliance issues, we intend to expense the operating costs as they are incurred and capitalize the capital costs as they are incurred. However, our purchases of hardware and general and specific purpose software have been relatively recent, and the more expensive of the hardware and general and specific software items that we have purchased are covered under warranties that will extend over the rollover period to January 1, 2000. As a result, we do not expect to incur any major operating or capital expenditures that would have a material impact on our financial condition or results of operations.

While we believe that our hardware and general and specific purpose software applications will be Year 2000 compliant, there can be no assurance until the Year 2000 occurs that all systems will function adequately.

We do not currently anticipate any disruption in our operations as the result of the Year 2000 issue. We do not have any information concerning the Year 2000 compliance status of our suppliers and customers that would affect our operations. Any failure of our material systems, our vendors' material systems or the Internet to be Year 2000 compliant may have a material adverse effect on our business and results of operations.

In order to protect against the possibility of any material disruption in our operations as the result of the Year 2000 issue we have taken the following precautions:

- developed, initiated and maintained procedures that ensure that the information stored on the office computer hard drives are backed up on a regular basis and stored safely;

- copies of the source code for the special purpose software are maintained in secure offsite locations by the developers of the software;

- installed a backup server in Minden, NV at the headquarters of Banshee, Inc. ; and

- implemented a policy of acquiring name brand hardware and retained experienced consultants upon whose warranties we believe that we can rely.

We do not believe the Year 2000 issue will have any material affect on our business or that we will have any material expenditures related to problems arising out of the Year 2000 issue.

Quantitative and Qualitative Disclosures About Market Risks

None.  We intend to transaction our business in United States Dollars.

Item 3. Properties.

We currently lease our principal business office through our subsidiary, at 85 Keystone, Suite F, Reno, Nevada 89503 pursuant to a lease that expires on April 14, 2002. The monthly payments under the lease are approximately $1300.

Neither we nor any of our subsidiaries presently own or lease any other property or real estate.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners.

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 15, 1999 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.



-------------------------------    ----------------------------       ---------------------------- ----------------------------
Title of Class                     Name and Address of                Amount and Nature of           Percentage of Class(1)
                                   Beneficial Owner                   Beneficial Ownership
-------------------------------    ----------------------------       ---------------------------- ----------------------------
Common Stock                       Dotcom Fund, S.A.                           1,600,000
                                                                           Direct Ownership                   9.3%

                                   Box 571, Providenciales,
                                   Turks & Caicos Islands
-------------------------------    ----------------------------       ---------------------------- ----------------------------
Common Stock                       William Galine                              3,057,600(2)
                                                                           Direct Ownership                  17.8%

                                   4332 Amberwood Ave, Reno
                                   NV, 89509
-------------------------------    ----------------------------       ---------------------------- ----------------------------
Common Stock                       Joseph Schlader(3)                          1,591,200(2)
                                                                           Direct Ownership                   9.3%

                                   3085 Windermere Way,
                                   Sparks NV 89431
-------------------------------    ----------------------------       ---------------------------- ----------------------------
Common Stock                       Cheryl Schlader(3)                          1,591,200
                                                                           Direct Ownership                   9.3%

                                   3085 Windermere Way,
                                   Sparks NV 89431
-------------------------------    ----------------------------       ---------------------------- ----------------------------
Common Stock                       Doug McLeod                                 1,243,750
                                                                           Direct Ownership                   7.2%

                                   688-6 Ishikawa, Kanagawa,
                                   Japan
-------------------------------    ----------------------------       ---------------------------- ----------------------------



-------------------------------    ----------------------------       ---------------------------- ----------------------------
Title of Class                     Name and Address of                Amount and Nature of           Percentage of Class(1)
                                   Beneficial Owner                   Beneficial Ownership
-------------------------------    ----------------------------       ---------------------------- ----------------------------
Common Stock                       Packard Financial Group                     1,300,000
                                                                           Direct Ownership                   7.6%

                                   #11 Old Parham Rd, St.                      1,950,000(4)
                                   Charles Nevis, West Indies              Beneficial Ownership              11.1%(4)
-------------------------------    ----------------------------       ---------------------------- ----------------------------
Common Stock                       CEDE & Co.                                  3,329,000
                                                                           Direct Ownership                  19.7%

                                   Box 20, Bowling Green
                                   Station, New York, NY 10004
-------------------------------    ----------------------------       ---------------------------- ----------------------------
Common Stock                       Officers and Directors as                   7,483,750(2)                  44.2%
                                   a Group
-------------------------------    ----------------------------       ---------------------------- ----------------------------

(1) Based on an aggregate of 16,914,750 shares outstanding as of August 15, 1999.

(2) Excludes options to acquire common shares that we have reserved for issuance and we have agreed to grant upon the adoption of an Incentive Stock Option Plan, which will not be exercisable within 60 days of August 31, 1999. We have agreed to grant William Galine options to acquire 125,000 shares of common stock and Joseph Schlader options to acquire 250,000 shares of common stock upon the authorization and adoption of an Incentive Stock Option Plan. See "Executive Compensation - Stock Options."

(3) Joseph Schlader and Cheryl Schlader are husband and wife. As such, each would be deemed to be the beneficial owner the others shares.

(4) Includes Warrants immediately exercisable to acquire 650,000 shares at $2.31 per share until June 23, 2000 and at $2.90 per share until June 22, 2001.


Security Ownership of Management

We are not aware of any arrangement that might result in a change in control in the future.

Item 5. Directors, Executive Officers, Promoters and Control Persons.

Directors and Officers

All of our directors are elected annually by the shareholders and hold office until the next annual general meeting of shareholders or until their successors are duly elected and qualified, unless they sooner resign or cease to be directors in accordance with our Articles and Bylaws. Our next regular meeting will be held on March 15, 2000. Our executive officers are appointed by and serve at the pleasure of our Board of Directors.

As at August 15, 1999, the following persons were our directors and/or executive:


----------------------------------------     -------------       ----------------------------------------------
                                                                  Principal occupation and if not at present an
Name and present office held                    Director          elected director, occupation during the
                                                 since            preceding five years
----------------------------------------     -------------       ----------------------------------------------
Joseph Schlader, Director, President           June 1999          President, Pawnbroker.com
----------------------------------------     -------------       ----------------------------------------------
William Galine, Director, Vice-President       June 1999          Vice-President, Pawnbroker.com
----------------------------------------     -------------       ----------------------------------------------
Doug McLeod, Director, Treasurer               March 1999         Internet Consultant
----------------------------------------     -------------       ----------------------------------------------


The following is a brief biographical information on each of the officers and directors of listed:

Joseph Schlader, Director, President - Age 47

Joseph Schlader, who played a central role in the formation of the Pawnbroker.com (Nevada), is the new President and a Director of the Company. Schlader has over eighteen years experience in the pawnbrokering industry. In 1981, Schlader founded Pacific Pawnbrokers in Sparks, Nevada. Since that time, he has expanded Pacific Pawnbrokers to four stores located in the Reno and Lake Tahoe areas. Schlader is also a graduate of the Gemological Institute of America and a member in the National Pawnbrokers' Association.

William Galine, Director, Vice-President - Age 48

William Galine is the Vice-President and a Director of the Company. Galine has worked with Schlader for the past fifteen years expanding Pacific Pawnbrokers' operations to sales exceeding $10,000,000. Currently, Galine is the Secretary-Treasurer of the Nevada Pawnbrokers' Association and a member of the National Pawnbrokers' Association.

Doug McLeod, Director, Treasurer Age - 39

Doug McLeod holds the position of Treasurer and is a Director of the Company. Mr. McLeod has spent the last four years as an Internet consultant and is the President of Eriko Internet Inc. Mr. McLeod attended York University in Toronto, Ontario from 1992 to 1995 under the University's Bachelor of Arts program.

Other Information

Members of the Board of Directors are elected by our shareholders. Our Board of Directors meets periodically to review significant developments affecting our company and to act on matters requiring Board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself. This committee is directed to review the scope, cost and results of the independent audit of our books and records, the results of the annual audit with management and the adequacy of our accounting, financial and operating controls; to recommend annually to the Board of Directors the selection of the independent auditors; to consider proposals made by the Registrant's independent auditors for consulting work; and to report to the Board of Directors, when so requested, on any accounting or financial matters.

None of our directors or executive officers is a party to any arrangement or understanding with any other person pursuant to which said he was elected as a director or officer.

None of our directors or executive officers has any family relationship with any other officer or director.

None of our officers or directors have been involved in the past five years in any of the following: (1) bankruptcy proceedings; (2) subject to criminal proceedings or convicted of a criminal act; (3) subject to any order, judgment or decree entered by any court limiting in any way his or her involvement in any type of business, securities or banking activities; or (4) subject to any order for violation of federal or state securities laws or commodities laws.

Item 6. Executive Compensation.

The following table contains information concerning the annual compensation and long-term compensation to named executive officers during the fiscal year ended March 31, 1999, and the compensation payable for the during the fiscal year ended March 31, 2000.


=========================================================================================================================
SUMMARY COMPENSATION TABLE


                                   Annual Compensation               Long-Term Compensation
                                   -------------------------------------------------------------------------
                                                                       Awards                      Pay-outs
                                                                     ------------                -----------
                                                          Other                                    LTIP
                                                          Annual     Restricted    Securities     Payouts      All Other
                                                          Compen       Stock       Under-lying                  Compen-
Name and                           Salary     Bonus       sation      Award(s)     Options/SARs                 sation
Principal Position     Year Ended  ($)        ($)         ($)            ($)           (#)                        ($)
-------------------------------------------------------------------------------------------------------------------------
Joseph Schlader        3/31/00     90,000        nil         nil         nil           nil          nil          nil
                       3/31/99     nil           nil         nil         nil           nil          nil          nil

William Galine         3/31/00     75,000        nil         nil         nil           nil          nil          nil
                       3/31/99     nil           nil         nil         nil           nil          nil          nil
-------------------------------------------------------------------------------------------------------------------------

Our Directors do not receive any stated salary for their services as directors or members of committees of the Board of Directors, but by resolution of the Board, a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Directors may also serve our company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity.

Stock Options

No stock options/SARs granted to named executive officers during the fiscal year ended March 31, 1999.

We have reserved 2,000,000 shares for issuance pursuant to a stock option plan we intend to adopt. We anticipate we will issue shares to certain of our directors, executive officers and consultants after our stock option plan is adopted. We intend to register our stock option plan under the Securities Act after we adopt a plan and this registration statement is declared effective.

We intend to grant stock options to the following officers, directors and consultants after we approve and adopt a stock option plan:



-------------------------------------------------------------------------------------------------------
         Grantee(1)            Number of Options          Exercise Price                 Expiry
-------------------------------------------------------------------------------------------------------
Joseph Schlader                     250,000                    6.75                     5 years
-------------------------------------------------------------------------------------------------------
William Galine                      125,000                    6.75                     5 years
-------------------------------------------------------------------------------------------------------
Total                               375,000
-------------------------------------------------------------------------------------------------------

(1) We reserved for issuance and agreed to grant stock options to certain directors, officers and consultants pursuant to a stock option plan after such stock option plan is authorized and adopted. As of August 21, 1999, we have not authorized or adopted such plan.



No stock options/SARs held by named executive officers during the fiscal year ended March 31, 1999. The following is a summary of the share purchase options exercised by our officers, directors and employees during the financial year ended March 31, 1999, and during the interim period ended June 30, 1999:


====================================================================================================================
AGGREGATED OPTION/SAR EXERCISES DURING THE LAST
FINANCIAL YEAR END AND FINANCIAL YEAR-END OPTION/SAR VALUES
====================================================================================================================
                                                                                             Value of Unexercised
                                Common Shares                         Unexercised Options         in-the-Money
                                Acquired on          Aggregate           at Financial           Options/SARs at
                                 Exercise          Value Realized        Year-End (#)          Financial Year-End
           Name                     (#)                 ($)                 (#)                       ($)
--------------------------------------------------------------------------------------------------------------------
           N/A                      nil                 nil                  nil                     nil
--------------------------------------------------------------------------------------------------------------------

Employment and Consulting Agreements

We currently have no agreement employment, consulting or other service contracts or arrangements between us or our subsidiaries and our directors and/or executive officers.

We entered into a consulting agreement with IRG Investor Relations Group Ltd. ("IRG"), a consultant to Pawnbroker.com, Inc., dated June 25, 1999. Under the terms of the agreement, IRG agreed to provide us certain investor relations consulting services. We agreed to pay IRG as consideration for such services $100,000 (paid) upon execution of the agreement and a monthly fee in the amount of $20,000 for the term of the agreement. We also agreed to grant options exercisable to acquire up to 400,000 shares of our common stock, upon the adoption of a stock option plan. 250,000 options will vest immediately upon grant and 150,000 will vest each time we successfully obtain financing of $5,000,000 or more. The options we agreed to grant to IRG will expire on June 25, 2000. We also agreed to file a registration statement to register the shares issuable under the options pursuant to the Securities Act of 1933, as amended. As of August 30, 1999, we have not adopted a stock option plan or granted any options to IRG.

Item 7. Certain Relationships and Related Transactions.

Joseph Schlader, a director and our President, and William Galine, a director and our Vice President, are officers and directors of Pacific Pawnbrokers. We have an arrangement with Pacific Pawnbrokers to beta test our Pawnbroker.com software and be test pawnshop during our test period and initial launch.


Except for relationships and transactions that we have disclosed in other sections of this registration statement such as (a) the ownership of our securities and (b) the compensation described herein, to our knowledge, none of our directors, executive officers, holders of ten percent of our outstanding shares of common stock, or any associate or affiliate of such person, have had a material interest, direct or indirect, since our inception or in any proposed transaction which may materially affect us.


Item 8. Legal Proceedings.

To the best of our knowledge, we are not subject to any active or pending legal proceedings or claims against us or any of our properties. However, from time to time, we may become subject to claims and litigation generally associated with any business venture.


Item 9. Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters.

On September 17, 1998 our common stock was approved for trading on the OTCBB under the symbol "DGSG". There was no material market for our common shares prior to March 31, 1999. This trading symbol was changed to "PBRR" effective June 14, 1999. The following table sets forth, for the periods indicated, the range of the high and low bid quotations (as reported by NASD). The bid quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions:


OTCBB

---------------------------- -------------------------- ------------------------- --------------------------
1999                                   High                       Low                      Volume
---------------------------- -------------------------- ------------------------- --------------------------
2nd Quarter                            7.50                       6.75                     266,000

3rd Quarter(1)                         8.00                       5.50                     468,000
---------------------------- -------------------------- ------------------------- --------------------------

(1)  Period from July 1, 1999 through Aug 16, 1999

On August 16, 1999, the last reported sale price of our common stock reported by the NASD was $6.00. As of August 15, 1999, there were 15 holders of record of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

Item 10.  Recent Sales of Unregistered Securities.

Pursuant to a resolution of the Board of Directors dated February 14, 1998, we initially issued 968,750 (post-consolidation)1 shares of common stock to certain of our officers, directors and other related persons at par value. The issuance of Original Shares was exempt from registration under the provisions of Section 4(2) of the Securities Act of 1933, as amended. The issuance of the shares did not involve a public offering.

Pursuant to a resolution of the Board of Directors dated February 14, 1998, we issued 25,000 (post-consolidation)1 shares of common stock to Edward F. Meyers III, President of Digital Sign Corporation, to acquire all of the issued and outstanding shares of Digital Signs, Inc., a California corporation. The issuance of the shares was exempt from registration under the provisions of
Section 4(2) of the Securities Act of 1933, as amended. The issuance of the shares did not involve a public offering.

Pursuant to a resolution of the Board of Directors dated February 14, 1998, we issued 106,125 (post-consolidation)1 shares of our common stock for $0.20 per share to raise $20,895, and subsequent to March 31, 1998, we issued an additional 24,875 (post-consolidation) 1 shares of



--------
1 On June 10, 1999, we amended our Articles of Incorporation to effect a consolidation of our issued and outstanding share capital on a one share for four share basis. Prior to the share consolidation, we had 37,499,000 shares of issued and outstanding shares of common stock, with a par value of $0.00001, and after giving effect to the share consolidation, such shares were automatically reclassified and changed into 9,374,750 fully-paid and non-assessable shares of common stock, with a par value of $0.00001, without increasing or decreasing the amount of our stated capital or paid in surplus.

common stock for $0.20 per share to raise $4,975. These offerings were fully subscribed and the shares were issued on March 31, 1998 to the 86 private investors. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act.

On April 6, 1999, we acquired all of the issued and outstanding shares of common stock of Eriko Internet Inc., a Washington corporation engaged in the business of developing Internet technologies, pursuant to a statutory share exchange under the laws of the state of Washington. Pursuant to an Agreement and Plan of Share Exchange, we issued four (4) shares of our common stock for each one share of common stock of Eriko Internet Inc. We issued 8,500,000 (post-consolidation) 1 shares of our common stock to the shareholders of Eriko Internet Inc. in exchange for their Eriko shares. The shares were issued to the following persons: Doug McLeod, Cameron Woodbridge, Terra Growth Fund, Centennial Growth Fund, Jenner Properties Ltd., GTL Financial Group Inc., Eurogrowth Investments, S.A., Ingleby Investments Ltd., Dotcom Fund, S.A., Remington Capital Partners Ltd. and E.C. Money Fund Ltd. The shares we issued were issued pursuant to an exemption from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act. The aggregate offering price of all Rule 504 transactions completed by us did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act The offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act. On May 19, 1999, Cameron Woodbridge, a participating Eriko shareholder, contributed 250,000 (post-consolidation)1 exchange shares to the corporation for the consideration paid by such shareholder for the Eriko Internet, Inc. shares ($250).

Effective on June 14, 1999, we acquired all of the issued and outstanding shares of Pawnbroker (Nevada) by issuing 6,240,000 post-consolidation shares of common stock to Joseph Schlader, Cheryl Schlader and William Galine. The shares we issued were issued pursuant to an exemption from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act.

Pursuant to a Subscription Agreement dated June 14, 1999, we issued 1,300,000 units consisting of one common share and one-half of one Common Share Purchase Warrant for $2.31 per unit to raise $3,003,000. Each whole Share Purchase Warrant is exercisable to acquire one additional common share at $2.31 per share until June 23, 2000 and at $2.90 per share until June 22, 2001. This offering was made to Packard Financial Group Inc., a non-U.S. Person, outside the United States. The offering was not underwritten. The shares were issued on an exemption from registration pursuant to Regulation S promulgated under the Securities Act. No placement agent was retained in connection with the offering and no fees or commissions were paid in connection with the transaction.

Item 11. Descriptions of Registrant's Securities to be Registered.

Our authorized capital consists of 70,000,000 shares consisting of 20,000,000 Preferred shares of a par value of $0.00001 each and 50,000,000 common shares of a par value of $0.0001 each. At August 15, 1999, there were 16,914,750 shares of common stock issued and outstanding and an additional 650,000 shares of common stock have been allotted and reserved for issuance pursuant to outstanding private placement options to purchase shares and warrants. We also agreed to grant options to acquire up to 400,000 shares of our common stock to IRG upon the adoption of a stock option plan.

     All shares of common stock are of the same class and have the same rights, preferences and limitations. Holders of shares of common stock are entitled to receive dividends in cash, property or shares when and if dividends are declared by our Board of Directors out of funds legally available therefor. There are no limitations on the payment of dividends. A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share of common stock. Upon any liquidation, dissolution or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations or liabilities shall be distributed to the holders of shares of common stock. There are no pre-emptive rights, subscription rights, conversion rights and redemption provisions relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.

     The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on such modification. Because a quorum for a general meeting of shareholders can exist with one shareholder (proxy-holder) personally present, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

Item 13.  Financial Statements and Supplementary Data.

Not Applicable.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On March 1, 1999, the Company appointed Davidson and Company, Chartered Accountants, as its independent auditors. Harlan & Boettger, LLP has not been associated with any of our financial statements subsequent to March 31, 1998. The change in independent chartered accountants was effective for the fiscal year ended March 31, 1999, was approved by our board of directors and was not due to any disagreement between us and Harlan & Boettger, LLP. Our financial statements for the fiscal year ended March 31, 1998 contain no adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope, or accounting opinion. Harlan & Boettger, LLP has not been associated with any of our financial statements subsequent to the date of the audit report by Harlan & Boettger, LLP, April 13, 1998. The change in independent chartered accountants was effective for fiscal year ended March 31,

1999, was approved by our board of directors and was not due to any disagreement between us and Harlan & Boettger, LLP.

During the period prior to and preceding the change in independent auditors, there were no disagreements with Harlan & Boettger, LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Harlan & Boettger, LLP would have caused them to make reference thereto in their report on our financial statements for the period. We have authorized Harlan & Boettger, LLP to respond fully to any subject matter of any potential disagreement with respect to our financial statements.

We have not been advise by Harlan & Boettger, LLP or our current auditors, Davidson and Company, Chartered Accountants, of any of the following: (A) lack of internal controls necessary to for us to develop reliable financial statements; (B) any information that has come to the attention of our auditors that has led them to no longer be able to rely on management's representations or that has made them unwilling to be associated with the financial statements prepared by management; (C) any need to expand significantly the scope of our auditors' audit or information that has come to our auditors' attention during the period two financial years prior to and preceding the change in our independent auditors that if further investigated, would (i) materially impact the fairness or reliability of the previously issued audit report or the financial statements issued or covering such period or (ii) cause our auditors to become unwilling to rely on management's representations or that has made them unwilling to be associated with our financial statements, or due to the replacement of Harlan & Boettger, LLP or any other reason, our auditor did not so expand the scope of the audit or conduct such further investigation; and (D) any information that has come to the attention of our auditors that has led them to conclude that such information materially impacts the fairness or reliability of the audit reports or the financial statements issued covering the period two financial years prior to and preceding the change in our independent auditors (including information that, unless resolved, to the satisfaction of such auditor, would prevent it from rendering an unqualified audit report on those financial statements) and due to the replacement of Harlan & Boettger, LLP or any other reason, any issue has not been resolved to such auditor's satisfaction prior to Harlan & Boettger, LLP's replacement.

We engaged Davidson and Company, Chartered Accountants, as our independent auditors on March 1, 1999. We engaged Davidson and Company to audit our financial statement for the fiscal year ended March 31, 1999. There were no disagreements with Harlan & Boettger, LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Harlan & Boettger, LLP would have caused them to make reference thereto in their report on our financial statements for the period.

Item 15.  Financial Statements and Exhibits.

The following  financial  statements and related  schedules are included in this
Item:

(a)  Financial Statements

Unaudited Financial Statements for the Period Ended June 30, 1999

     Unaudited  Consolidated  Balance  Sheets as at June 30,  1999 and March 31,
     1999.

     Unaudited Consolidated Statements of Operations for the three month period ended June 30, 1999 and 1998.

     Unaudited Consolidated Statements of Cash Flows for the three month period ended June 30, 1999 and 1998.

     Notes to Unaudited Consolidated Financial Statements.

Audited Financial Statements for the Fiscal Years Ended March 31, 1999 and 1998

     Auditors' Reports

     Consolidated Balance Sheets as at March 31, 1999 and 1998.

     Consolidated Statements of Operations for the fiscal periods beginning from inception (February 13, 1998) to March 31, 1998 and fiscal year ended March 31, 1999.

     Consolidated Statements of Cash Flows for the fiscal periods beginning from inception (February 13, 1998) to March 31, 1998 and fiscal year ended March 31, 1999.

     Notes to Consolidated Financial Statements.


(b)  Exhibits

Exhibit Number      Description
--------------      -----------

     2.1 Agreement of Reorganization by and between Digital Sign Corporation, Edward F. Meyers III and Digital Signs, Inc. dated February 14, 1998.

     2.2 Agreement and Plan of Share Exchange by and between Digital Sign Corporation and Eriko Internet, Inc. dated April 4, 1999.

     2.3            Agreement   and  Plan  of   Reorganization   by  and   among
                    Pawnbroker.com, Inc. and Joseph Schalder, Cheryl Schader and William Galine dated May 14, 1999.

Exhibit Number      Description
--------------      -----------

     2.4 Addendum to Agreement and Plan of Reorganization by and among Pawnbroker.com, Inc. and Joseph Schalder, Cheryl Schader and William Galine dated June 11, 1999.

     3.1 Certificate of Incorporation of Digital Sign Corporation filed February 13, 1998.

     3.2            Certificate of Amendment of Digital Sign  Corporation  filed
                    June 10, 1999.

     3.3            Bylaws of Digital Sign Corporation.

    10.1            Form  of  Private  Placement  Subscription  Agreement  dated
                    February 1998.

    10.2            Contribution   Agreement   by  and  between   Digital   Sign
                    Corporation  and  Cameron  Woodbridge  dated  May 19,  1999.

    10.3            Subscription Agreement by and between  Pawnbroker.com,  Inc.
                    and  Packard  Financial  Group  Inc.  dated  June 14,  1999.

    10.4 Form of Share Purchase Warrant issued to Packard Financial Group Inc. on June 14, 1999

    10.5 85 Keystone Lease Agreement by and between Pawnbroker.com, Inc. and The Kowalski Family Trust dated April 1, 1999.


    10.6            Design   and   Development    Agreement   by   and   between
                    Pawnbroker.com,  Inc. and Banshee, Inc. dated April 26, 1999

    10.7            Consulting Agreement by and between Pawnbroker.com, Inc. and
                    IRG    Investor    Relations    dated    June    25,    1999

    16.1            Consent and Acknowledgement of Harlan & Boettger, LLP.

    21.1            Subsidiaries of the Registrant

    27.1            Financial Data Schedule

                            DIGITAL SIGN CORPORATION
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 1999

                                                                A Partnership of
                                                      Incorporated Professionals
DAVIDSON & COMPANY=========Chartered Accountants================================





                          INDEPENDENT AUDITORS' REPORT



To the Directors and Stockholders of
Digital Sign Corporation
(A Development Stage Company)


We have audited the accompanying consolidated balance sheet of Digital Sign Corporation (A Development Stage Company) as at March 31, 1999 and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Digital Sign Corporation (A
Development Stage Company) as at March 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that Digital Sign Corporation will continue as a going concern. As discussed in Note 2 to the financial statements, unless the Company attains future profitable operations and/or obtains additional financing, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The audited financial statements as at March 31, 1998 and for the period from incorporation on February 13, 1998 to March 31, 1998 were examined by other auditors who expressed an opinion without reservation on those statements in their report dated April 23, 1998.



                                                         /s/ Davidson & Company
Vancouver, Canada                                         Chartered Accountants

June 21, 1999


                   A Member of Accounting Group International
                   ==========================================

     Suite 1270, Stock Exchange Tower, 609 Granville Street, P.O. Box 10372,
                Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
                Telephone (604) 687-0947   Fax (604) 687-6172

[H&B LOGO]                                          Harlan & Boettger, LLP
                                                    Certified Public Accountants

                                                    James C. Harlan III
                                                    William C. Boettger
                                                    P. Robert Wilkinson
                                                    Marshall J. Varano



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Digital Sign Corporation and Subsidiary

We have audited the accompanying consolidated balance sheet of Digital Sign Corporation (a development stage company) and Subsidiary as of March 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (February 13, 1998) to March 31, 1998. These consolidated financial statements are the responsibility of the management of Digital Sign Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Sign Corporation and Subsidiary as of March 31, 1998 and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.


/s/ Harlan & Boettger, LLP
San Diego, California
April 23, 1998

DIGITAL SIGN CORPORATION
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31



==================================================================================================================
                                                                                             1999           1998
------------------------------------------------------------------------------------------------------------------
ASSETS

Current
    Cash                                                                              $     8,007     $   19,513
==================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued liabilities                                                                   $     5,000     $        -
                                                                                      ------------    ----------


STOCKHOLDERS' EQUITY

    Capital stock (Note 7)
       Authorized
         20,000,000  preferred stock with a par value of $0.00001
         50,000,000  common stock with a par value of $0.00001
       Issued and outstanding
         March 31, 1999 - 1,124,750 (March 31, 1998 - 1,099,875)                               11     $       11
    Additional paid-in capital                                                             26,257         21,282
    Stock subscriptions receivable                                                              -           (388)
    Deficit accumulated during the development stage                                      (23,261)        (1,392)
                                                                                      ------------    ----------
                                                                                            3,007         19,513

                                                                                      $     8,007     $   19,513
==================================================================================================================


Subsequent events (Note 8)


 On behalf of the Board:




 ------------------------------------   Director









                 The accompanying notes are an integral part of
                    these consolidated financial statements.

DIGITAL SIGN CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS




================================================================================================================
                                                                       Cumulative
                                                                          Amounts
                                                                             from                    Period from
                                                                    Incorporation                  Incorporation
                                                                               on                             on
                                                                      February 13,                   February 13,
                                                                          1998 to     Year ended         1998 to
                                                                        March 31,       March 31,      March 31,
                                                                            1999            1999           1998
-----------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES

    Computer and related expenses                                    $     2,339     $     2,339     $        -
    Contract services                                                        800             800              -
    General and administrative                                             3,740           2,348          1,392
    Marketing and related expenses                                         3,974           3,974              -
    Professional fees                                                     10,669          10,669              -
    Shareholder costs                                                        477             477              -
    Transfer agent                                                         1,262           1,262              -
                                                                    -------------    ------------    ------------

Loss for the period                                                  $   (23,261)    $   (21,869)    $   (1,392)
================================================================================================================

Loss per common share (Note 3)                                                       $     (0.02)    $    (0.00)
================================================================================================================

Weighted average shares outstanding                                                    1,122,297        994,013
================================================================================================================














                 The accompanying notes are an integral part of
                    these consolidated financial statements.

DIGITAL SIGN CORPORATION
 (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS



================================================================================================================
                                                                       Cumulative
                                                                          Amounts
                                                                             from                    Period from
                                                                    Incorporation                  Incorporation
                                                                               on                             on
                                                                      February 13,                   February 13,
                                                                          1998 to     Year ended         1998 to
                                                                        March 31,       March 31,      March 31,
                                                                            1999            1999           1998
-----------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (APPLIED TO):

CASH FLOWS FROM OPERATING ACTIVITIES
    Loss for the period                                             $    (23,261)    $   (21,869)    $   (1,392)

    Change in non-cash working capital item:
       Increase in accrued liabilities                                     5,000           5,000              -

    Adjustments to reconcile loss to cash used
     in operating activities:
       Stock issued for services                                              10               -             10
                                                                    -------------   -------------    ------------

    Net cash provided  by operating activities                           (18,251)        (16,869)        (1,382)
                                                                    -------------   -------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                                25,870           4,975         20,895
    Proceeds from stock subscription receivable                              388             388              -
                                                                    -------------   -------------    ------------

    Net cash provided by financing activities                             26,258           5,363         20,895
                                                                    -------------   -------------    ------------

Change in cash position for the period                                     8,007         (11,506)        19,513


Cash position, beginning of period                                             -          19,513              -
                                                                    -------------   -------------    ------------

Cash position, end of period                                       $       8,007   $       8,007  $      19,513
================================================================================================================



Supplemental disclosure with respect to cash flows (Note 5)





                 The accompanying notes are an integral part of
                    these consolidated financial statements.

DIGITAL SIGN CORPORATION
 (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY




=============================================================================================================================

                                                                                                       Deficit
                                                                                                   Accumulated
                                             Common Stock             Additional          Stock         During         Total
                                      -------------- -------------       Paid-in  Subscriptions    Development  Stockholders'
                                          Shares        Amount           Capital     Receivable          Stage        Equity
-----------------------------------------------------------------------------------------------------------------------------
Balance, February 13, 1998                        -     $      -     $        -     $       -       $       -       $      -

    Common stock issued for
       purchase of subsidiary                25,000            -             10             -               -             10

    Common stock issued for cash            106,125            1         20,894             -               -         20,895

    Common stock issued for
       subscription receivable              968,750           10            378          (388)              -              -

    Loss for the period                           -            -              -             -          (1,392)        (1,392)
                                       -------------  ------------  -------------  -------------  -------------  ------------

Balance, March 31, 1998                   1,099,875           11         21,282          (388)         (1,392)        19,513


    Common stock issued for cash             24,875            1          4,974             -               -          4,975

    Cash received for
       subscription receivable                    -            -              -           388               -            388

    Loss for the period                           -            -              -             -         (21,869)       (21,869)
                                      -------------  ------------  -------------  -------------  -------------  ------------
Balance, March 31, 1999                   1,124,750     $     12     $   26,256     $       -       $ (23,261)      $  3,007
=============================================================================================================================













                 The accompanying notes are an integral part of
                    these consolidated financial statements.

DIGITAL SIGN CORPORATION
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999


================================================================================


1.   ORGANIZATION OF THE COMPANY

     Digital Sign Corporation ("the Company), a Delaware corporation, was incorporated on February 13, 1998.

     The Company is a development stage business created to engage in the development and sales of scrolling out-door digital display signs for commercial properties.


2.   GOING CONCERN

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a merger with an existing operating company.

    =======================================================================================================

                                                                                 March 31,       March 31,
                                                                                      1999            1998
    -------------------------------------------------------------------------------------------------------
    Deficit accumulated during the development stage                          $    (23,261)    $    (1,392)
    Working capital                                                                  3,007          19,513
    =======================================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation

     The consolidated financial statements include Digital Sign Corporation and its wholly-owned subsidiary, Digital Signs, Inc., which was incorporated in California on January 28, 1998. All significant inter-company balances and transactions have been eliminated during consolidation.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

     Cash and cash equivalents

     The Company considers all investments with a maturity of three months or less to be cash equivalents.

     Loss per share

     Earnings per share are provided in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share". Due to the Company's simple capital structure, with only common stock outstanding, only basic loss per share must be presented. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.

DIGITAL SIGN CORPORATION
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999


================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Income taxes

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) results from the net change during the year of deferred tax assets and liabilities.

     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Accounting for derivative instruments and hedging activities

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

     Reporting on costs of start-up activities

     In April 1998, the American Institute of Certified Public Accountant's issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle. The Company has not yet determined the effect that the adoption of this statement will have on its financial statements.

     Stock-based compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

     Comprehensive income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS 130 had no impact on total stockholders' equity as of March 31, 1999.


4.   ACQUISITION

     On February 14, 1998, the Company issued 100,000 shares of its common stock at par value of $0.00001 for $10 to acquire 100% of the outstanding shares of Digital Signs, Inc. The transaction was recorded using the purchase method of accounting. At the date of the transaction, Digital Signs, Inc. had no assets or liabilities. At the date of acquisition, the president of Digital Signs, Inc. was also the president of the Company.

DIGITAL SIGN CORPORATION
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999


================================================================================


5.   SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

     --------------------------------------------------------------------------
                                                          1999           1998
     --------------------------------------------------------------------------
     Cash paid for income taxes                     $       -      $       -
     Cash paid for interest                                 -              -
     ==========================================================================

     There were no non-cash transactions during the year ended March 31, 1999.

     Non-cash investing and financing transactions during the period ended March 31, 1998 were as follows:

     i) 3,875,000 shares of common stock was sold at $0.00001 in exchange for subscriptions receivable, totalling $388.

     ii) The Company issued 100,000 shares of its common stock at a deemed value of $10 to acquire 100% of the outstanding shares of Digital Signs, Inc.


6.   INCOME TAXES

        The Company's total deferred tax asset at March 31 is as follows:

        ------------------------------------------------------------------------

                                                           1999           1998
        ------------------------------------------------------------------------
        Net operating loss carryforward             $     3,489     $      209
        Valuation allowance                              (3,489)          (209)
                                                  -------------- -------------
                                                    $         -     $        -
        ========================================================================

        The Company has a net operating loss carryforward of approximately $23,261 (1998 - $1,392). The valuation allowance increased to $3,489 from $209 during the period ended March 31, 1999. The Company provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability.



7.   CAPITAL STOCK

     Reverse stock split

     Subsequent to March 31, 1999, the Company implemented a 4:1 reverse stock split (Note 8). The consolidated statements of changes in stockholders' equity has been restated to give retroactive recognition of the reverse stock split for all periods presented by reclassifying from common stock to additional paid-in capital the par value of consolidated shares arising from the split. In addition, all references to number of shares and per share amounts of common stock have been restated to reflect the stock split.

DIGITAL SIGN CORPORATION
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999



================================================================================


8.   SUBSEQUENT EVENTS

     The following transactions occurred subsequent to March 31, 1999:

     a)   On  April  6,  1999,   the  Company   issued   34,000,000   (8,500,000
          post-consolidated) common shares of the Company in exchange for 8,500,000 common shares of Eriko Internet, Inc. ("Eriko"). Eriko is in the business of acquiring and developing e-commerce related intellectual property.

     b) The Company consolidated its issued and outstanding shares of common stock on a four to one basis from 38,499,000 issued and outstanding to 9,624,750 issued and outstanding effective on June 10, 1999. Loss per common share amounts in the accompanying financial statements have been adjusted for the reverse stock split (Note 7).

     c) On May 18, 1999, the Company entered into a share purchase agreement with the stockholders of Pawnbroker.com Inc. ("Pawnbroker"). Under the terms of the agreement, the Company will acquire all of the shares of Pawnbroker in exchange for 6,240,000 post-consolidation common shares (24,960,000 pre-consolidation common shares) of the Company at a deemed price of $0.2404 per common share.

     d) The Company changed its name to Pawnbroker.com Inc. effective June 10, 1999.


9.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may incorrectly recognize the year 2000 as some other date, resulting in errors. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                               PAWNBROKER.COM INC.
                       (formerly Digital Sign Corporation)
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS
                      (Unaudited - Prepared by Management)


                     THREE MONTH PERIOD ENDED JUNE 30, 1999

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Unaudited - Prepared by Management)




==============================================================================================================
                                                                                     June 30,      March 31,
                                                                                         1999           1999
-------------------------------------------------------------------------------------------------------------
ASSETS
Current
    Cash                                                                        $   2,862,751    $    80,500
    Employee advances                                                                     500              -
    Prepaid expenses                                                                    1,313              -
                                                                                --------------    ------------
                                                                                    2,864,564         80,500

Capital assets (Note 4)                                                               222,949              -

Domain names (Note 5)                                                               1,624,501              -
                                                                                --------------    ------------
                                                                                $   4,712,014    $    80,500
============================================================================================== ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities                                    $      35,745    $         -
    Advances - Pacific Pawn Broker                                                     15,326              -
    Advances - A Canadian corporation                                                 275,000              -
                                                                                --------------    ------------
                                                                                      326,071              -
                                                                                --------------    ------------
STOCKHOLDERS' EQUITY
    Capital stock
      Authorized
        20,000,000  preferred stock with a par value of $0.00001
        50,000,000  common stock with a par value of $0.00001
      Issued and outstanding
        June 30, 1999 - 16,914,750 (March 31, 1999 - 8,500,000)                           170             85
    Additional paid-in capital                                                      4,586,183         80,415
    Deficit accumulated during the development stage                                 (200,410)             -
                                                                                --------------    ------------
                                                                                    4,385,943         80,500

                                                                                $   4,712,014    $    80,500
==============================================================================================================


 On behalf of the Board:




 -------------------------------------  Director



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited -
Prepared by Management)



==============================================================================================================
                                                                                 Three Month      Three Month
                                                                                Period Ended    Period Ended
                                                                                    June 30,        June 30,
                                                                                        1999            1998
---------------------------------------------------------------------------------------------- ---------------
OPERATING EXPENSES
    Contract services                                                          $       8,719   $          -
    Consulting                                                                         6,000              -
    Depreciation                                                                      17,000              -
    General and administrative                                                        10,702              -
    Management fees                                                                   21,000              -
    Marketing and related expenses                                                     9,009              -
    Professional fees                                                                 18,996              -
    Promotion                                                                         24,508              -
    Rent                                                                              21,865              -
    Salary and wages                                                                  36,089              -
    Shareholder information and transfer agent fees                                      735              -
    Taxes                                                                              2,156              -
    Travel and related                                                                23,631              -
                                                                               -------------   ------------

Loss for the period                                                            $    (200,410)  $          -
==============================================================================================================


Loss per common share (Note 3)                                                 $       (0.02)  $       0.00
==============================================================================================================


Weighted average shares outstanding                                               11,873,212              -
==============================================================================================================














                 The accompanying notes are an integral part of
                    these consolidated financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation) (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited - Prepared by Management)




==============================================================================================================
                                                                                    Three Month    Three Month
                                                                                   Period Ended   Period Ended
                                                                                       June 30,       June 30,
                                                                                           1999           1998
--------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (APPLIED TO):

CASH FLOWS FROM OPERATING ACTIVITIES
    Loss for the period                                                           $    (200,410)   $        -

    Item not affecting cash:
       Depreciation                                                                      17,000             -

    Net change in non-cash working capital items:
       Increase in employee advances                                                       (500)            -
       Increase in prepaid expenses                                                      (1,313)            -
       Increase in accounts payable and accrued liabilities                              30,495             -
                                                                                  -------------    ----------
    Net cash provided  by operating activities                                         (154,728)            -
                                                                                  -------------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of capital assets                                                         (239,354)            -
    Purchase of domain name                                                            (125,000)            -
    Acquisition of cash on purchase of subsidiary                                         8,007             -
                                                                                  -------------    ----------
    Net cash applied to investing activities                                           (356,347)            -
                                                                                  -------------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                                            3,003,000             -
    Advances from Pacific Pawn Broker and a Canadian corporation                        290,326             -
                                                                                  -------------    ----------
    Net cash provided by financing activities                                         3,293,326             -
                                                                                  -------------    ----------

Change in cash position for the period                                                2,782,251             -

Cash position, beginning of period                                                       80,500             -
                                                                                  -------------    ----------

Cash position, end of period                                                      $   2,862,751  $          -
==============================================================================================================


Supplemental disclosure with respect to cash flows (Note 7)



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
(Unaudited - Prepared by Management)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY




==============================================================================================================================

                                                                                                       Deficit
                                                                                                   Accumulated
                                                            Common Stock             Additional         During          Total
                                                     -------------- -------------       Paid-in    Development  Stockholders'
                                                            Shares        Amount        Capital          Stage         Equity
---------------------------------------------------- -------------- ------------- -------------- -------------- --------------
Balance, February 5, 1999                                        -     $       -     $        -     $        -     $         -

  Common stock issued for cash                           8,500,000            85         80,415              -          80,500
                                                     -------------    -----------   -----------    ------------   ------------

Balance, March 31, 1999                                  8,500,000            85         80,415              -          80,500

  Capital stock of Eriko Internet Inc.
   at April 1, 1999                                     (8,500,000)            -              -              -               -

  Capital stock of the Company at April 1, 1999          1,124,750            12         26,256              -          26,268

  Deficit of  the Company at April 1, 1999                       -             -        (23,261)             -         (23,261)

  Common stock issued pursuant to the
    acquisition of Eriko Internet Inc. (Note 6)          8,500,000             -              -              -               -

  Common stock issued pursuant to the acquisition
    of Pawnbroker.com, Inc. (Nevada) (Note 6)            6,240,000            62      1,500,034              -       1,500,096

  Common stock issued for cash                           1,300,000            13      3,002,987              -       3,003,000

  Share cancellation                                      (250,000)           (2)          (248)             -            (250)

  Loss for the period                                            -             -              -       (200,410)       (200,410)
                                                     -------------    -----------   -----------    ------------   ------------
Balance, June 30, 1999                                  16,914,750    $      170    $ 4,586,183    $  (200,410)   $  4,385,943
==============================================================================================================================








                 The accompanying notes are an integral part of
                    these consolidated financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999


================================================================================


1.   ORGANIZATION OF THE COMPANY

     Digital Sign Corporation ("the Company), a Delaware corporation, was incorporated on February 13, 1998. On February 14, 1998, the Company issued 100,000 (25,000 post-consolidation) common shares at par value for all of the issued and outstanding shares of Digital Signs, Inc. On April 6, 1999, the Company acquired all of the issued and outstanding shares of Eriko Internet Inc. in exchange for 34,000,000 (8,500,000 post-consolidation) common shares of the Company. On June 10, 1999, the Company consolidated its issued and outstanding shares of common stock on a four to one basis, from 38,499,000 issued and outstanding to 9,624,750 issued and outstanding. Effective June 14, 1999, the Company acquired all of the issued and outstanding shares of Pawnbroker.com Inc. (a Nevada corporation), in exchange for 6,240,000 common shares of the Company. On June 10, 1999, the Company changed its name to Pawnbroker.com Inc.

     The Company is a development stage electronic-commerce company created to provide retail customers with the ability to search for and acquire, via the Internet, merchandise in inventories of pawnshops throughout North America.

     In the opinion of management, the accompanying consolidated financial statements contain all adjustments necessary (consisting only of normal recurring accruals) to present fairly the financial information contained therein. These statements do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the audited financial statements of the Company for the year ended March 31, 1999. The results of operations for the three month period ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending March 31, 2000.


2.   GOING CONCERN

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.


     ------------------------------------------------------------------------------------------ ---------------

                                                                                      June 30,       March 31,
                                                                                          1999            1999
     ------------------------------------------------------------------------------------------ ---------------
     Deficit accumulated during the development stage                           $     (200,410) $           -
     Working capital                                                                 2,538,493          80,500
     ========================================================================================== ===============


3.   SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation

     The consolidated financial statements include Pawnbroker.com Inc. (formerly Digital Sign Corporation) and its wholly-owned subsidiaries, Digital Signs, Inc., Eriko Internet Inc. and Pawnbroker.com Inc. (a Nevada corporation). All significant inter-company balances and transactions have been eliminated in consolidation.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999


================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

     Cash and cash equivalents

     The Company considers all investments with a maturity of three months or less to be cash equivalents.

     Loss per share

     Earnings per share are provided in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Due to the Company's simple capital structure, with only common stock outstanding, only basic loss per share must be presented. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.

     Income taxes

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) results from the net change during the year of deferred tax assets and liabilities.

     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Accounting for derivative instruments and hedging activities

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

     Reporting on costs of start-up activities

     In April 1998, the American Institute of Certified Public Accountant's issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle. The Company has adopted this statement during the period.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999


================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Stock-based compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

     Comprehensive income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS 130 had no impact on total stockholders' equity as of June 30, 1999 and March 31, 1999.

     Software development

     The Company has adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs. Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred. Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life.

     Capital assets

     Capital assets will be recorded at cost less accumulated depreciation. The cost of capital assets is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the Modified Accelerated Cost Recovery System (MACRS) method for both financial reporting and income tax purposes.

     Domain names

     The cost of domain name rights will be amortized over 15 years from the date of commencement of operations.

     Advertising costs

     The Company recognizes advertising expenses in accordance with Statement of Position 98-7, "Reporting on Advertising Costs". As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.


4.   CAPITAL ASSETS


        ====================================================================================================================
                                                                                                      Net Book Value
                                                                                              ------------------------------
                                                                                  Accumulated      June 30,        March 31,
                                                                       Cost      Depreciation          1999            1999
        --------------------------------------------------------------------------------------------------------------------
        Furniture and fixtures                                   $     28,835   $       938    $     27,897     $        -
        Equipment and software                                        210,518        15,466         195,052              -
                                                                 ------------   ------------   -------------    ------------
                                                                 $    239,353   $     16,404    $   222,949     $        -
        ====================================================================================================================

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999


================================================================================

5.   DOMAIN NAMES


     ==========================================================================
                                                       June 30,       March 31,
                                                           1999            1999
     --------------------------------------------------------------------------

     Domain names:
          Pawnbroker.com                          $   1,500,096     $       -
          Others                                        124,405             -
                                                  --------------    -----------
                                                  $   1,624,501     $       -
     ==========================================================================

     The cost of domain name rights will be amortized over 15 years from the date of commencement of operations. To date, no amortization has been taken.


6.   BUSINESS COMBINATIONS

     Eriko Internet Inc.

     On April 6, 1999, the Company acquired all of the issued and outstanding share capital of Eriko Internet Inc. ("Eriko"). As consideration, the Company issued 8,500,000 shares of the Company. Legally, the Company is the parent of Eriko. However, as a result of the share exchange described above, control of the combined companies passed to the former shareholders of Eriko. This type of share exchange, referred to as a "reverse acquisition", deems Eriko to be the acquiror for accounting purposes. Accordingly, the net assets of Eriko will be included in the balance sheet at book values and the deemed acquisition of the Company will be accounted for by the purchase method with the net assets of the Company recorded at fair market value at the date of acquisition. The revenues and expenses and assets and liabilities reflected in the financial statements prior to the date of acquisition are those of Eriko. Revenue and expenses and assets and liabilities subsequent to the date of acquisition include the accounts of the Company.

     The cost of an acquisition should be based on the fair value of the consideration given, except where the fair value of the consideration given is not clearly evident. In such a case, the fair value of the net assets acquired is used.

     At April 6, 1999, the Company was inactive with a thin market for its shares, making it impossible to estimate the actual market value of the 8,500,000 common shares. Therefore, the cost of the acquisition, $3,007, has been determined by the fair value of the Company's net assets.

     The total purchase price of $3,007 was allocated as follows:

       Current assets                                           $       8,007
       Accounts payable and accrued liabilities                         5,000
                                                                     -----------
                                                                $       3,007

     Pawnbroker.com Inc.

     On June 14, 1999, the Company acquired all of the issued and outstanding share capital of Pawnbroker.com Inc., a Nevada corporation ("Pawnbroker -Nevada"). As consideration, the Company issued 6,240,000 common shares of the Company at a deemed value of $1,500,096. The net assets of Pawnbroker -Nevada will be included in the balance sheet at its fair value of $1,500,096, which is the value of the domain name "Pawnbroker.com" at the date of acquisition.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999


================================================================================

7.   SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS


    ==========================================================================
                                                      June 30,       June 30,
                                                         1999           1998
    --------------------------------------------------------------------------
    Cash paid for income taxes                   $         -     $         -
    Cash paid for interest                                 -              -
    ==========================================================================

     Non-cash investing and financing transactions during the three month period ended June 30, 1999 were as follows:

     a) The Company issued 8,500,000 shares of common stock at a deemed value of $3,007 to acquire 100% of the outstanding of shares of Eriko Internet Inc.

     b)   The Company issued  6,240,000 shares of common stock at a deemed value
          of   $1,500,096  to  acquire  100%  of  the   outstanding   shares  of
          Pawnbroker.com-Nevada.

     c) The Company received 250,000 shares of common stock for cancellation at a deemed value of $250, of which amount is included in accounts payable at June 30, 1999.

     There was no non-cash investing and financing transactions during the three month period ended June 30, 1998.

8.   COMMITMENT

     On June 25, 1999, the Company entered into a one-year consulting agreement commencing on July 1, 1999, whereby the Company is obligated to pay $20,000 per month. The first month's fee was due and payable upon execution of the agreement. The Company further agreed to pay the consultant $100,000 upon execution of the agreement. Both payments were paid subsequent to June 30, 1999. In addition, the consultant will be granted 400,000 options to purchase common shares of the Company, exercisable at the market price, post reverse stock split on the first day of trading on the newly consolidated shares, for a period of one year from the date of execution of the agreement. Of these options, 250,000 will vest immediately upon board approval, the remaining 150,000 options will vest in equal amounts of 50,000 for each successful financing of $5,000,000.

9.   SHARE PURCHASE WARRANTS

     During the three month period ended June 30, 1999, the Company issued 1,300,000 units of a private placement consisting of one common share and one-half of a share purchase warrant for $2.31 per unit for total proceeds of $3,003,000. One full share purchase warrant entitles the holder to acquire one additional common share at a price of $2.31 per share until June 23, 2000 and at a price of $2.90 per share until June 22, 2001. As of June 30, 1999, there were 650,000 share purchase warrants outstanding.

10.  RELATED PARTY TRANSACTIONS

     During the three month period ended June 30, 1999, the Company paid the following:

     a)   Advanced $15,326 (1998 - $Nil) to a company with directors in common.

     b)   Management fees of $21,000 (1998 - $Nil) to directors of the Company.

     c)   Salaries of $14,052 (1998 - $Nil) to officers of the Company.

         SIGNATURES

In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized.


Date: September 1, 1999

                                           /s/ Joseph Schlader
                                           -------------------------------------
                                           Joseph Schlader, President

                                  EXHIBIT INDEX


Exhibit Number      Description
--------------      -----------

     2.1 Agreement of Reorganization by and between Digital Sign Corporation, Edward F. Meyers III and Digital Signs, Inc. dated February 14, 1998.

     2.2 Agreement and Plan of Share Exchange by and between Digital Sign Corporation and Eriko Internet, Inc. dated April 4, 1999.

     2.3            Agreement   and  Plan  of   Reorganization   by  and   among
                    Pawnbroker.com, Inc. and Joseph Schalder, Cheryl Schader and William Galine dated May 14, 1999.

     2.4 Addendum to Agreement and Plan of Reorganization by and among Pawnbroker.com, Inc. and Joseph Schalder, Cheryl Schader and William Galine dated June 11, 1999.

     3.1 Certificate of Incorporation of Digital Sign Corporation filed February 13, 1998.

     3.2            Certificate of Amendment of Digital Sign  Corporation  filed
                    June 10, 1999.

     3.3            Bylaws of Digital Sign Corporation.

    10.1            Form  of  Private  Placement  Subscription  Agreement  dated
                    February 1998.

    10.2            Contribution   Agreement   by  and  between   Digital   Sign
                    Corporation  and  Cameron  Woodbridge  dated  May 19,  1999.

    10.3            Subscription Agreement by and between  Pawnbroker.com,  Inc.
                    and  Packard  Financial  Group  Inc.  dated  June 14,  1999.

    10.4 Form of Share Purchase Warrant issued to Packard Financial Group Inc. on June 14, 1999

    10.5 85 Keystone Lease Agreement by and between Pawnbroker.com, Inc. and The Kowalski Family Trust dated April 1, 1999.


    10.6            Design   and   Development    Agreement   by   and   between
                    Pawnbroker.com,  Inc. and Banshee, Inc. dated April 26, 1999

    10.7            Consulting Agreement by and between Pawnbroker.com, Inc. and
                    IRG    Investor    Relations    dated    June    25,    1999

    16.1            Consent and Acknowledgement of Harlan & Boettger, LLP.

    21.1            Subsidiaries of the Registrant

    27.1            Financial Data Schedule